As Filed with the Securities and Exchange Commission on July 1, 2015  Registration No.   333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WESTGATE ACQUISITIONS CORPORATION

(Exact name of registrant as specified in its charter)

Nevada

    1099

    87-0639379

    (State or jurisdiction of

(Primary Standard Industrial

(I.R.S. Employer

incorporation or organization)

Classification Code Number)

Identification Number)

2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Geoff Williams

Westgate Acquisitions Corp.

2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109

(801-322-3401)

 (Name, address, including zip code, and telephone number,

including area code, of agent for service)

 Copy to:

Leonard E. Neilson, Esq.

Leonard E. Neilson, Attorney at Law P.C.

8160 South Highland Drive, Suite 104

Sandy, Utah 84093

Phone: (801) 733-0800

Fax: (801) 733-0808

Approximate date of commencement of proposed sale to the public: As promptly as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delay or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

 Large accelerated filer

[    ]

Accelerated filer

[    ]

 Non-accelerated filer

[    ]

Smaller reporting company     [ X]

 (Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to Be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	501,000	$ 0.10 (2)	$50,100 (2)	$ 5.83

(1)

We are registering the resale by selling stockholders of 501,000 shares of common stock that we have previously issued.  In accordance with Rule 416 under the Securities Act of 1933, as amended, common stock offered hereby shall also be deemed to cover additional securities to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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The information in this prospectus is not complete and may be changed. The selling security holders will not sell these securities until after the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated July 1, 2015

PROSPECTUS

WESTGATE ACQUISITIONS CORPORATION

501,000 Shares of Common Stock

This prospectus relates to the offer for sale of up to 501,000 shares of our common stock, which shares may be sold from time-to-time by certain existing stockholders named herein. The selling stockholders may be deemed underwriters of the common shares they are offering.

The shares offered for resale by this prospectus were acquired by the selling stockholders in private transactions completed prior to the filing of the registrations statement, of which this prospectus is a part. This offering is not being underwritten and we will not receive any proceeds from the sale of shares.  We have agreed to pay all costs and expenses of registering this offering of securities.

Our common stock is not currently traded on any public market.  We intend to request a market maker to apply to have our common stock quoted on the OTCQB marketplace (“OTCQB”) maintained by the OTC Markets Group, or equivalent trading medium, upon the effectiveness of the registration statement.  However, there can be no assurance that the application will be approved and there is a possibility that our common stock may never trade in any market.

Selling stockholders will initially offer their shares at $0.10 per share until such time as the shares are approved for and quoted on the OTCQB or other trading market.  Thereafter, selling stockholders, to the extent a public market exists at such time, may offer and sell shares through public transactions at prices related to the prevailing market prices, or through private transactions at privately negotiated prices.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) and, as such, will be subject to reduced public company reporting requirements.

Investing in our common stock involves substantial risks. You should carefully consider the matters discussed under “Risk Factors” beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2015

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TABLE OF CONTENTS

   Page

PROSPECTUS SUMMARY

3

SUMMARY FINANCIAL INFORMATION

5

RISK FACTORS

6

FORWARD LOOKING STATEMENTS

12

USE OF PROCEEDS

12

DETERMINATION OF OFFERING PRICE

12

DILUTION

12

MARKET FOR OUR COMMON STOCK

13

DIVIDEND POLICY

14

THE OFFERING – PLAN OF DISTRIBUTION

14

SELLING STOCKHOLDERS

16

CAPITALIZATION

17

LEGAL PROCEEDINGS

18

BUSINESS

18

MAPS OF PROPERTIES

20

PLAN OF OPERATIONS

21

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

24

MANAGEMENT

27

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

28

DESCRIPTION OF SECURITIES

29

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

29

LEGAL MATTERS

30

EXPERTS

30

INTERESTS OF NAMED EXPERTS AND COUNSEL

30

WHERE YOU CAN FIND MORE INFORMATION

30

FINANCIAL STATEMENTS

 F-1

______________

As used in this prospectus, unless otherwise indicated, “we”, “us”, “our”, “Westgate” and the “company” refer to Westgate Acquisitions Corporation.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (the “SEC”). You should rely only on the information provided in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. The selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted.

Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date. The information in this prospectus is accurate only as of the date hereof, regardless of the time of delivery of this prospectus or of any sale of common stock. The rules of the SEC may require us to update this prospectus in the future.

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PROSPECTUS SUMMARY

This summary highlights information contained throughout this prospectus and is qualified in its entirety to the more detailed information and financial statements included elsewhere herein. This summary may not contain all the information that may be important to you. We are considered an “emerging growth company” under the federal securities laws and will therefore be subject to reduced public company reporting requirements. Before making an investment decision, you should read carefully the entire prospectus, including the information under the "Risk Factors" section and our financial statements and related notes.

Our Business

Westgate Acquisitions Corporation, a Nevada corporation, was formed on September 8, 1999.  On December 12, 2013, we finalized the acquisition from Blue Cap Development Corp. (“Blue Cap”) of certain mining and/or mineral claims and/or leases located in Sections 15, 16, 21, 22, T 8 S, R 15 E, in the New Mexico Principal Meridian, Lincoln County, New Mexico (the “Claims”). According to SEC Industry Guide No. 7, we are classified or considered an exploration stage mining company, which is defined as a company engaged in the search for mineral deposits or reserves of precious and base metal targets, which are not in either the development or production stage.

On July 13, 2012 our Board of Directors unanimously approved a forward split of the company’s 1.5 million issued and outstanding shares of common stock on a twenty (20) shares for one (1) share basis.  Contemporaneous with the forward stock split, which became effective on July 18, 2012, three principal stockholders, Edward F. Cowle, H. Deworth Williams and Geoff Williams, agreed to contribute back to the company for cancellation an aggregate of 1,250,000 pre-split shares of common stock. Following the forward stock split and share cancellation, we had 5.0 million shares of common stock issued and outstanding.

In consideration for the Claims, we issued to Blue Cap 1.0 million shares (post-split) of authorized, but previously unissued common stock.  The amount of shares was negotiated between the parties and the 1.0 million shares represent 16.67% of Westgate’s 6.0 million total outstanding shares presently outstanding.  All references to common stock herein and in our financial statements have been retroactively restated to incorporate the effect of the forward stock-split.

As a result of the Claims acquisition we have become engaged in the mineral exploration business.  We are developing a plan to commence an exploration program for the possible discovery of rare earth elements on the Claims.  Rare earth elements are essential for a diverse and expanding array of high-technology applications and for many current and emerging alternative energy technologies, such as electric vehicles, energy-efficient lighting, and wind power.  Examples of products that currently use rare earth elements are computer hard drives, smart phones, TV screens and wind turbines.  Rare earth elements are also critical for a number of key defense systems such as lasers, radar, missile-guidance systems and other electronics. Management anticipates that we need to secure adequate funding to develop and implement an exploration program. There can be no assurance that we will be able to secure necessary funding to fulfill our goals, or that any future funding will be available on terms favorable to the company, or at all.

Our principal executive offices are presently located at 2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109, telephone number (801) 322-3401.

Our Strategy

We have assembled a portfolio of Claims for exploration and potential exploitation projects in the New Mexico Principal Meridian, Soccoro County, New Mexico.  We own and control a 100% interest in 8 BLM mineral lease claims of approximately 160 acres that we intend to explore for rare earth elements, gold and silver mineralization deposits. The Claims are located near existing exploration projects by other mining companies.  Title to the Claims has been assigned to Westgate.

We have engaged the services of Jesse Jennings, independent geologist, to conduct preliminary studies on our properties.  We intend to conduct exploration activities for rare earth, gold, silver and other minerals in various phases.  There can be no assurance that a commercially viable mineral deposit exists on our property.  Extensive exploration is required before we can make a final evaluation as to the economic and legal feasibility of any potential deposit. We will continue to examine the possibility of acquiring additional viable mineral leases that could potentially enhance our portfolio.

The Offering

Selling Stockholders

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As of the date hereof, we have 6,000,000 shares of common stock issued and outstanding. Of those shares, 5,684,000 shares (approximately 94.7%) are held by affiliates of the company and 316,000 shares are held by non-affiliates.

The 501,000 shares being offered hereby represent 8.35% of the total outstanding shares.  Of the 31 selling stockholders, the three largest sellers are considered affiliates and are offering a total of 225,000 shares (75,000 shares each), which is approximately 44.9% of the total shares offered hereby and 3.75% of the total issued and outstanding common stock.  The remaining 28 selling stockholders are considered non-affiliates and are offering a total of 276,000 shares, which is approximately 55.1% of the shares offered hereby and 4.6% of the total issued and outstanding shares.

For a list of selling stockholders and the number of shares offered by each, please refer to the “Selling Stockholders” section.

Shares of common stock offered by the company – None

Shares of common stock, which may be sold by the selling stockholders – 501,000 shares

Use of proceeds

We will not receive any proceeds from the resale of shares offered by selling stockholders, all of which proceeds will be paid to the selling stockholders.

Risk factors - The purchase of our common stock involves a high degree of risk as highlighted herein.

Trading Market – There is currently no trading market for our common stock. We intend to contact a broker/dealer to make an initial application to OTC Markets Group to have our shares quoted on the OTCQB.

Plan of distribution

Selling stockholders will initially offer their shares at $0.10 per share until our shares are approved for and quoted on the OTCQB or other trading medium.  Thereafter, to the extent a public market exists, we expect selling stockholders to offer and sell shares, from time-to-time, through public transactions at prices related to the prevailing market prices they consider appropriate.  Selling stockholders may also sell their shares through private transactions at privately negotiated prices. See "The Offering - Plan of Distribution."

Our Common Stock

We currently have an authorized capitalization of 20 million shares of common stock, par value $0.00001 per share, of which 6.0 million shares are issued and outstanding.

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SUMMARY FINANCIAL INFORMATION

The following financial information summarizes the more complete historical audited financial statements for the years ended December 31, 2014 and 2013, and the unaudited financial statements for the three months ended March 31, 2015 and 2014, which are included at the end of this prospectus.

	Three Months Ended	Three Months Ended	Year Ended	Year Ended
	March 31, 2015	March 31, 2014	December 31, 2014	December 31, 2013
	(unaudited)	(unaudited)

Revenue	$-	$-	$-	$-

Total expenses	8,018	2,654	29,333	25,937
Impairment of mining claims Gain on forgiveness of debt Interest expense	- - (2,929)	- - (2,464)	(11,253)	(17) 9,595 (7,696)

Net loss	$(10,947)	$(5,118)	$(40,586)	$(24,055)

Basic loss per share	$(0.00)	$(0.00)	$(0.01)	$(0.00)

Weighted average number of
shares outstanding	6,000,000	6,000,000	6,000,000	5,049,315

Balance Sheet Data
		March 31, 2015 (unaudited)	December 31, 2014	December 31, 2013
ASSETS
Total current assets (cash)		$17,023	$16,002	$25,021

Total assets		$17,023	$16,002	$25,021
LIABILITIES AND STOCKHOLDERS' EQUITY
Total current liabilities		$177,978	$167,510	$141,942

Total liabilities		177,978	167,510	141,942

STOCKHOLDERS' DEFICIT
Common stock		60	60	60
Additional paid-in capital		49,157	47,657	41,657
Accumulated deficit		(210,172)	(199,225)	(158,638)

Total stockholders' deficit		$(160,955)	$(151,508)	$(116,921)
Total liabilities and stockholders' deficit		$17,023	$16,002	$25,021

RISK FACTORS

An investment in our common stock involves significant risks and should not be made by anyone who cannot afford to lose his or her entire investment. You should consider carefully the following risks, together with all other information contained in this prospectus, before deciding to invest in our common stock. If any of the following events or risks should occur, our business, operating results and financial condition would likely suffer materially and you could lose all or part of your investment.

Risks Relating to Our Business

Our auditors have expressed a going concern modification to their audit report.

Our independent auditors include a modification in their report to our financial statements expressing that certain matters regarding the company raise substantial doubt as to our ability to continue as a going concern. Note 2 to the December 31, 2014 financial statements states that the company (i) has a significant accumulated deficit, (ii) presently has limited liquidity, and (iii) has not established a stabilized source of revenues to cover operating costs. Also, the company is dependent on raising additional funds to satisfy future financial needs.  Accordingly, there are no assurances that the company will be able to obtain adequate financing or be successful in any of its endeavors and continue as a going concern.

If we fail to maintain an effective system of internal controls over financial reporting, we may not be able to accurately report our financial results, which could have a material adverse effect on our share price.

Effective internal controls are necessary for us to provide accurate financial reports. We are in the process of documenting and testing our internal control procedures to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and related SEC rules. These regulations require, among other things, management to assess annually the effectiveness of our internal control over financial reporting.  During the course of this documentation and testing, we may identify significant deficiencies or material weaknesses that we may be unable to remediate before the deadline for those reports. If controls fail or management or our independent auditors conclude in their reports that our internal control over financial reporting are not effective, investors could lose confidence in our reported financial information and negatively affect the value of our shares. Also, we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

We have identified a lack of adequate segregation of duties and absence of an audit committee as a material weakness in our internal controls, which could cause stockholders and prospective investors to lose confidence in the reliability of our financial reporting.

We currently have limited segregation of duties among our officers and employees with respect to the preparation and review of financial statements, which is a material weakness in internal controls. If we fail to maintain an effective system of internal controls, we may not be able to accurately report financial results or prevent fraud. As a result, current and potential stockholders could lose confidence in the company's financial reporting that could harm the trading price of our shares, if a trading market does develop.

The company and our independent public accounting firm have identified limited segregation as a material weakness in the company's internal controls. We intend to remedy this material weakness by hiring additional employees and reallocating duties among employees, including responsibilities for financial reporting, as soon as we have available sufficient resources and personnel. However, until such time, this material weakness will continue to exist.

We have a limited operating history and have not recorded revenues or operating profits since inception.

Although the company was formed in 1999, we have had limited operations and no revenues since inception.  We are deemed an exploration stage mining company, which is considered inherently more risky than established companies.  Because we have no earnings history and there is no assurance that we will realize future revenues, there is substantial doubt as to whether we will eventually achieve profitability.  If we are unsuccessful in the exploration of our Claims, the negative effect on our business would be substantial and our future viability would be questionable.

Our limited operating history makes it difficult for prospective investors to make an informed investment decision regarding our stock.

Our activities to date have been primarily limited to organizational activities and acquiring a property with suitable potential for an exploration and drilling program. Businesses in their initial stages of development present substantial business and financial risks and may suffer significant losses from which they may not recover. We face all of the challenges of a new business enterprise. Because we have not realize revenues and have a limited operating history, prospective investors in our shares will have little information upon which to base an investment decision and risk losing his or her entire investment.

In order to accomplish our business plan, we anticipate needing substantial additional financing.

As of July 1, 2015, we had cash on hand of approximately $13,000, which funds were provided by stockholder loans.  Management estimates that we will require approximately an additional $86,000 over the next twelve months to fully implement our current business plan.  We expect to incur numerous expenses in our efforts to commence an exploration and drilling program. There is no assurance that we will be able to secure necessary financing, or that any financing will be available on acceptable terms, or at all.  Any additional offerings of our common stock will dilute the holdings of our then-current stockholders. If alternative sources of financing are necessary, but are insufficient or unavailable, we will be required to modify our growth and operating plans in accordance with the extent of available funding. Presently, we do not intend to obtain any debt financing from a lending institution.  If necessary, our directors or stockholders may agree to loan funds to the company, although there are no formal agreements to do so.  If we are unable to raise sufficient capital, we would not be able to continue our planned exploration and we would likely have to curtail or cease operations.

We are an exploration stage mining company and there is no guarantee that we will be successful in implementing our business plan.

We are in the initial stages of developing an exploration plan and have no current revenues or income. We have only limited management personnel and continue to formulate our proposed management and business plan. We have a limited operating history to be evaluated by prospective investors.  Future operations are subject to all of the risks inherent in the establishment of a new business enterprise, including the lack of significant operating history. There can be no assurance that future operations will be profitable. Future revenues and profits, if any, will depend upon various factors, including the success of our exploration plan, fluctuating costs and expenses, and general economic conditions such as the spot price of any minerals found. There can be no assurance that we will achieve our projected goals or accomplish our business plan.  Such a failure would have a material adverse effect on our business and the value and price of our shares.

Because management has limited experience in the mining industry, we have engaged the services of an independent geologist and intend to engage additional services of independent consultants and geologists.

Our company and management have limited experience in exploration of mineral deposits.  Accordingly, we have engaged the services of Jesse Jennings, independent geologist, to conduct our initial exploration program and, from time-to-time, we intend to retain the services of other independent consultants and engineers experienced in the mining industry to:

●	assist in determining whether a property should be brought to the point of preparing for a feasibility study to determine if the property could be economically viable;

●	assist in determining whether to make additional property acquisitions in the future; and

●	assist in obtaining the geological expertise to make decisions on whether or not to proceed with the exploration and/or development of a particular property.

Our ability to engage necessary consultants and experts will be limited by our available funds. If we are unable to retain the necessary personnel, we may not be able to complete our exploration program and our business could fail.

Our future success depends on our ability to identify and acquire viable mineral deposits and to successfully explore the properties.

We are an exploration stage mining company. In order to succeed, we must be able to acquire and explore mineral reserves, which involves many factors including the following:

●

our ability to secure the necessary funds to complete the first two phases of exploration of our properties;

●     the presence of viable mineral reserves on our properties;

●     our ability to maintain and expand operations as necessary; and

●     our ability to attract and retain a qualified work force and consultants.

We cannot assure you that we will achieve or maintain any of the foregoing factors or realize profitable operations in the future.

       There can be no assurance that a commercially viable mineral deposit exists on our Claims.

There is no assurance that a viable mineral deposit of any kind exists on our Claims or on any properties we might acquire in the future. To date, we have only preliminary exploratory results and other geologic information concerning our existing properties. We anticipate that extensive exploration will be required before we can make a final evaluation as to the economic and legal feasibility of any potential deposits on our Claims. In the event we are unable to locate a commercially viable mineral deposit, our business could fail and investors in our shares could lose a portion or all of their investment.

The world rare earth element market is dominated by China that has an ability to control the supply and pricing of the mineral, which could have an adverse effect on other producers of rare earths.

China produces more than 80% of the world’s rare earth element output. Because of this dominance, China has been able to effectively control prices by reducing export quotas for rare earth elements and increasing related export taxes. Rare earths prices have been volatile for several years due to a number of factors and China has the ability to assert significant influence on the price. Accordingly, if we are successful in our exploration of rare earth elements and eventually able to market the mineral, we would be subject to the risk of one country being able to influence the price. This could have a negative impact on our future business and our ability to operate on a profitable basis.

Our business could be adversely affected by economic developments in the minerals industry and/or the economy in general.

Successfully exploration and possible marketing of any minerals is highly dependent on volatile commodities markets and prices.  Mineral prices may fluctuate significantly that could make it difficult for us to sell on a profitable basis or at all. Accordingly, we are susceptible to the commodities markets as well as possible downturns in the general economy.  Any significant downturn in the market or in general economic conditions would likely negatively affect our business and your investment in our common stock.

We are dependent upon our directors, officer and consultants, the loss of any of whom would negatively affect our business.

We are dependent upon the efforts of our directors, officers and consultants to operate our business. Should any of these persons leave or otherwise be unable to perform their duties, or should any consultant cease their activities for any reason before qualified replacements could be found, our business would be materially adversely affected. Our management team is small and has limited experience in establishing and managing a large-scale operation or mineral exploration business. We have not entered into employment agreements with any individuals, and do not maintain key-man life insurance. Unless and until additional employees are hired, our attempt to manage our projects and meet our obligations with a limited staff could have material adverse consequences, including without limitation, a possible failure to meet a contractual or SEC deadline or other business related obligation.

We may not be able to manage future growth effectively, which could adversely affect our operations and financial performance.

The ability to manage and operate our future business as we execute our business plan will require effective planning. Possible future growth and/or acquisitions could strain management and internal resources that could adversely affect business and financial performance. We anticipate that any future growth or acquisitions could place a significant strain on personnel, management systems, infrastructure and other resources. Our ability to manage future growth effectively will also require attracting, training, motivating, retaining and managing new employees and continuing to update and improve operational, financial and management controls and procedures. If we do not manage growth effectively, our operations could be adversely affected resulting in slower growth and a failure to achieve or sustain profitability.

Being a public company involves increased administrative costs, which could result in lower net income and make it more difficult for us to attract and retain key personnel.

As a public company subject to the reporting requirements of the Securities Exchange Act of 1934, we incur significant legal, accounting and other expenses.  The Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently implemented by the SEC, may require changes in corporate governance practices of public companies. We expect these new rules and regulations will increase our legal and financial compliance costs and make some activities more time consuming particularly after we are no longer an “emerging growth company” as defined in the JOBS Act. For example, in connection with being a public company, we may have to create new board committees, implement additional internal controls and disclose controls and procedures, retain a financial printer, adopt an insider trading policy and incur costs relating to preparing and distributing periodic public reports. These new rules and regulations could also make it more difficult for us to attract and retain qualified executive officers and members of our board of directors, particularly to serve on our audit committee.

Management must invest significant time and energy to stay current with public company responsibilities, which otherwise limit the time they can apply to other tasks associated with operating our business.  It is possible that the additional burden and expense of operating as a public company could hinder our ability to ultimately achieve and maintain profitability, which would cause our business to fail and our investors to lose all their money invested in our stock.

We estimate that being a public company could cost us in excess of $50,000 annually.  This is in addition to all other costs of doing business.  It is important that we maintain adequate cash flow not only to operate our business, but also to pay the cost of remaining public. If we are unable to pay expenses associated with being a public company as incurred, we could become delinquent in our reporting obligations and our shares may no longer remain qualified for quotation on a public market, if such a market has been established. Further, investors may lose confidence in the reliability of our financial statements causing the value of our stock to decline.

If we cease to be classified as an emerging growth company, we would not be able to take advantage of reduced regulatory reporting and financial requirements and related cost advantages.

The JOBS Act reduces certain disclosure requirements for “emerging growth companies,” thereby decreasing related regulatory compliance costs. We qualify as an emerging growth company as of the date of this offering and may continue to qualify as an “emerging growth company” for up to five years. However, we would cease to qualify as an emerging growth company if:

•

we have annual gross revenues of $1.0 billion or more in a fiscal year;

•

we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; or

•

we become a “large accelerated filer”, defined by the SEC as a company with a word-wide public float of its common equity of $700 million or more.

Upon the occurrence of any of the above, we would not be able to take advantage of the reduced regulatory requirements and any associated cost savings.

We may be subject to government laws and regulations particular to our operations with which we may be unable to comply.

The mineral exploration business is subject to many government laws and regulations. It is possible that we may not be able to comply with all current and future government regulations applicable to our business.  Our business is subject to all government regulations normally incident to conducting business, such as occupational safety and health acts, workmen's compensation statutes, unemployment insurance legislation, income tax and social security laws and regulations, environmental laws and regulations, consumer safety laws and regulations. In addition, we are subject to laws and regulations regarding the exploration and operation of our mineral properties. Although we will make every effort to comply with applicable laws and regulations, we can provide no assurance of our ability to do so, nor can we predict the effect of those regulations on our proposed business activities. Failure to comply with material regulatory requirements would likely have an adverse effect on our ability to conduct business and could result in curtailing or ceasing business operations.

We may be subject to environmental laws and regulations particular to our operations with which we are unable to comply.

We are engaged in mineral exploration and, accordingly, exposed to many environmental risks associated with this activity. We are currently in the initial exploration stages and have not determined whether significant site reclamation costs will be required. We anticipate that we would only record liabilities for site reclamation when reasonably determinable and when such costs can be reliably quantified. Compliance with environmental regulations will likely be expensive and burdensome.  The expenditure of substantial sums on environmental matters will have a materially negative effect on our ability to implement our business plan and grow our business.

The exploration and mining industry is highly competitive, and we are at a disadvantage since many of our competitors are better funded.

Discovering, exploring and exploiting a mineral prospect are highly speculative ventures. There are many companies already established in this industry who are better financed and have closer working relationships with productive mining companies. This places our company at a competitive disadvantage. Our goal is to prepare and explore our property to the point where, if warranted, a larger, more established mining company would enter into an agreement with us to fully develop the property. We have not entered into any agreements with any third parties to produce any minerals from our property, nor have we identified any potential partners in that regards. There are no guarantees that we will ever identify suitable partners to assist us in realizing production grade minerals from our property, or that we will be able to enter into contracts with any such partners. If we are unable to identify and/or partner with any third parties to assist us in attaining production grade minerals, we will likely be unsuccessful in producing any such minerals, which would likely have a materially adverse effect on our ability to generate revenues. The inability to generate sufficient revenues could cause us to cease active business operations.

Risks Relating to the Offering and Ownership of Our Common Stock

Currently, there is no public market for our common stock and there can be no assurance that any public market will ever develop or that our stock will be quoted for trading.

As of the date of this prospectus, there has not been any established trading market for our common stock and there is currently no public market whatsoever for our shares.  We intend to contact a broker/dealer to make an initial application to OTC Markets Group to have our common shares quoted on the OTCQB.  There can be no assurance that the application will be approved or, if approved, that any market for our common stock will develop.  If a trading market does develop, we cannot predict the extent to which investor interest will result in an active, liquid trading market.

We do not anticipate our common stock to be followed by any market analysts and it is unlikely that any institutions would act as market makers for our shares.  Either of these factors could adversely affect the liquidity and trading price of our common stock.  Until an orderly market develops, if ever, the price at which our shares trade will probably fluctuate significantly.  Share price is likely to be determined in the market and influenced by many factors including liquidity, business developments, investor perception and general economic and market conditions.  No assurance can be given that an orderly or liquid market for our shares will be developed or maintained.  Because of the anticipated low price of our common stock, many brokerage firms may not be willing to effect transactions in our common stock.

The market price of our common stock could be subject to significant fluctuations and the market price could be subject to any of numerous factors.

There can be no assurance that our common stock will be accepted for quotation on the OTCQB or that an active trading market for our shares will ever develop or be maintained.  Accordingly, even if a market is created it could be difficult for holders of our common stock to liquidate their shares.  Any trading market for our shares will most likely be very volatile and subject to numerous factors, many beyond our control.  Some factors that may influence the price of our shares are:

●	our ability to successfully explore our mineral prospect;

●	our failure to achieve and maintain profitability;

●	changes in earnings estimates and recommendations by financial analysts;

●	actual or anticipated variations in our quarterly and annual results of operations;

●	changes in market valuations of similar companies;

●	announcements by competitors of significant contracts, acquisitions, commercial relationships, joint ventures or capital commitments;

●	the loss of significant partnering relationships; and

●	general market, political and economic conditions.

In the past, following periods of extreme volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management's time and attention, which would otherwise be used to benefit our business.

Any trading market for our shares that may develop could be restricted because of state securities “Blue Sky” laws that prohibit trading absent compliance with individual state laws.

Transfer of our common stock may be restricted under the securities laws promulgated by various states and foreign jurisdictions, commonly referred to as Blue Sky laws. Individual state Blue Sky laws could make it difficult or impossible to sell our common stock in those states. A number of states require that an issuer’s securities be registered in their state, or appropriately exempted from registration, before the securities can trade in that state.  We have no immediate plans to register our securities in any particular state. Absent compliance with such laws, our common stock may not be traded in such jurisdictions.  Whether stockholders may trade their shares in a particular state is subject to various rules and regulations of that state.

Future operating results are difficult to predict.

We expect to experience significant quarter-to-quarter fluctuations in revenues, expenses and net income (loss) in the foreseeable future. Until we are able to emerge from the exploration stage, we are not likely to realize any revenues and our quarter-to-quarter comparisons of historical operating results will not be a good indication of future performance. It is likely that in some future quarter, operating results may fall below the expectations of securities analysts and investors, which could have negative impact on the price of our common stock.

Effective voting control of our company is held by directors and certain principal stockholders.

Approximately 94.7% of our outstanding shares of common stock are held by directors and a small number of principal (5%) stockholders. These persons have the ability to exert significant control in matters requiring stockholder vote and may have interests that conflict with other stockholders. As a result, a relatively small number of stockholders acting together, have the ability to control all matters requiring stockholder approval, including the election of directors and approval of other significant corporate transactions. This concentration of ownership may have the effect of delaying, preventing or deterring a change in control of our company. It could also deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and it may affect the market price of our common stock.

We do not expect to pay dividends in the foreseeable future, which could make our stock less attractive to potential investors.

We anticipate that we will retain any future earnings and other cash resources for operation and business development and do not intend to declare or pay any cash dividends in the foreseeable future. Any future payment of cash dividends will be at the discretion of our board of directors after taking into account many factors, including operating results, financial condition and capital requirements. Corporations that pay dividends may be viewed as a better investment than corporations that do not.

Future trading in our shares will most likely be subject to certain "penny stock” regulation, which could have a negative effect on the share price in the marketplace.

In the event our common stock is approved for quotation of the OTCQB or other marketplace, of which there can be no assurance, trading will likely be subject to certain provisions and broker-dealer requirements, commonly referred to as penny stock rules, promulgated under the Exchange Act.  A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  Certain sales practice provisions imposed on a broker dealer may make it more difficult to trade our shares. Penny stock rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock, which would adversely affect the ability of stockholders to sell their shares.  Broker-dealers may consider these requirements to be too cumbersome and impact their willingness to make a market in our shares. Also, many prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Future sales or the potential for sale of a substantial number of shares of our common stock could cause our market value to decline.

As of July 1, 2015 we have 6.0 million shares of common stock outstanding, of which 501,000 shares, or 8.35% of the total outstanding, are being offered by selling stockholders under this prospectus. The shares offered by selling stockholders will be freely tradable without restriction upon the effectiveness of the registration statement to which this prospectus relates.

Of the remaining shares outstanding but not offered hereby, 4,449,000 shares are considered restricted securities and may be sold only pursuant to a registration statement or the availability of an appropriate exemption from registration. Sales of a substantial number of these restricted shares in the public markets, or the perception that these sales may occur, could cause the market price of our common stock to decline and materially impair our ability to raise capital through the sale of additional equity securities.

In the event we issue additional common stock in the future, current stockholders could suffer immediate and significant dilution, which could have a negative effect on the value of their shares.

We are authorized to issue 20.0 million shares of common stock, of which 14.0 million shares are unissued.  Our board of directors has broad discretion for future issuances of common stock, which may be issued for cash, property, services rendered or to be rendered, or for several other reasons. Also, it is possible that we could issue shares to discourage an attempt to obtain control of the company by means of a merger, tender offer, proxy contest, or otherwise. For example, if in the due exercise of its fiduciary obligations the board determines that a takeover proposal was not in the company's best interests, unissued shares could be issued by the board without stockholder approval. This might prevent, or render more difficult or costly, completion of an expected takeover transaction.

We do not presently contemplate additional issuances of common stock in the immediate future, except to raise addition capital. We do not currently have any agreement or understanding to sell additional shares. Our board of directors has authority, without action or vote of our stockholders, to issue all or part of the authorized but unissued shares. Any future issuance of shares will dilute the percentage ownership of existing stockholders and likely dilute the book value of the common stock, which could cause the price of our shares to decline and investors in the shares to lose all or a portion of their investment.

The existence of warrants, options, debentures or other convertible securities would likely dilute holdings of current stockholders and new investors.

As of the date of this prospectus, there are no outstanding options, warrants or other rights to purchase our common stock.  If management decides to issue convertible securities, such as funding instruments or incentive options to key employees, the existence of these convertibles may hinder future equity offerings. The exercise of options or convertible securities would further dilute the interests of all of our existing stockholders. Future resale of common shares issuable on the exercise of convertible securities may have an adverse effect on the prevailing market price of our common stock. Furthermore, holders of convertible securities may have the ability to exercise them at a time when the company would otherwise be able to obtain additional equity capital on terms more favorable to us.

As an “emerging growth company,” we cannot be certain whether the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an "emerging growth company," as defined in the JOBS Act. Accordingly, we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies. Additionally, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

As long as we are an emerging growth company, we cannot predict if investors will find our common stock less attractive because we may rely on exemptions provided by the JOBS Act. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements relating to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will” “should," “expect," "intend," "plan," anticipate," "believe," "estimate," "predict," "potential," "continue," or similar terms, variations of such terms or the negative of such terms. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including those risks discussed in the “Risk Factors” section beginning on page 6. Although forward-looking statements and any assumptions upon which they are based are made in good faith and reflect our current judgment, actual results could differ materially from those anticipated in such statements.  Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

USE OF PROCEEDS

We will not receive any proceeds from the resale of shares offered by selling stockholders hereby, which proceeds will be paid to the selling stockholders. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders, but not the cost of selling the shares.

DETERMINATION OF OFFERING PRICES

Commencing the date of this prospectus, selling stockholders propose to offer their shares of common stock at $0.10 per share until the shares are approved for and quoted on the OTCQB or other trading medium.  Thereafter, the shares will be offered at market prices, if a market develops, or at privately negotiated prices.  There is currently no trading market or quoted price for our stock. The above offering price has been arbitrarily determined and does not necessarily bear any relation to factors such as book value, assets, past operating results, price earnings ratio, financial condition or any other established criteria of value.

Although our common stock is not listed on a public market or exchange, concurrent with the filing of the registration statement to which this prospectus relates, we will request that a broker-dealer submit an application with to the OTC Markets Group to have our shares quoted on the OTCQB. There can be no assurance that a market maker will agree to file the necessary documents with OTC Markets Group, nor can there be any assurance that such application for quotation will be approved.

DILUTION

Westgate is not offering or selling any of the shares of common stock in this offering.  All of the offered shares are held by selling stockholders and, accordingly, no dilution will result from the sale of the shares.

MARKET FOR OUR COMMON STOCK

There is not currently, nor has there ever been, a public trading market for our common stock.  As of the date hereof, there are approximately 33 stockholders of record of our common stock. We are requesting a broker/dealer to make an initial application to OTC Markets Group to have our shares quoted on the OTCQB.  The application consists of current corporate information, financial statements and other documents as required by Rule 15c2-11 of the Exchange Act.

Inclusion on the OTCQB will permit price quotations for our shares to be published by that service, although we do not anticipate a public trading market in our shares in the immediate future.  Except for the application to the OTCQB, we have no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that our shares will be accepted for quotation and trading on the OTCQB or any other recognized trading market. Also, there can be no assurance that a public trading market will develop following acceptance by the OTCQB or at any other time in the future or, that if such a market does develop, that it can be sustained.

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state.

Penny Stock Rule

It is unlikely that our securities will be listed on any national or regional exchange or The NASDAQ Stock Market in the foreseeable future.  Therefore our shares most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the "penny stock" rule.  Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is:

●	registered and traded on a national securities exchange meeting specified criteria set by the SEC;

●	authorized for quotation on the NASDAQ Stock Market;

●	issued by a registered investment company;

●	excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or

●	exempted from the definition by the SEC.

Broker-dealers who sell penny stocks to persons other than established customers and accredited investors, are subject to additional sales practice requirements.  An accredited investor is generally defined as a person with assets in excess of $1,000,000, excluding their principal residence, or annual income exceeding $200,000, or $300,000 together with their spouse.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and receive the purchaser's written consent to the transaction prior to the purchase. Additionally, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market.  A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks.  Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

These requirements may be considered cumbersome by broker-dealers and impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the value at which our shares trade. Classification of the shares as penny stocks increases the risk of an investment in our shares.

 Rule 144

A total of 4,499,000 shares of our common stock presently outstanding and not being registered for resale under this prospectus, are deemed to be “restricted securities” as defined by Rule 144 under the Securities Act of 1933 (the “Securities Act”). Rule 144 is the common means for a stockholder to resell restricted securities and for affiliates, to sell their securities, either restricted or non-restricted control shares. The SEC amended Rule 144, effective February 15, 2008.

Under the amended Rule 144, an affiliate of a company filing reports under the Exchange Act who has held their shares for more than six months, may sell in any three-month period an amount of shares that does not exceed the greater of:

●

the average weekly trading volume in the common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale; or

●     1% of the shares then outstanding.

Sales by affiliates under Rule 144 are also subject to certain requirements as to the manner of sale, filing appropriate notice and the availability of current public information about the issuer.

A non-affiliate stockholder of a reporting company who has held their shares for more than six months, may make unlimited resales under Rule 144, provided only that the issuer has available current public information about itself.  After a one-year holding period, a non-affiliate may make unlimited sales with no other requirements or limitations.

An important exception to the availability of the amended Rule 144 is that Rule 144 is not available for either a reporting or non-reporting shell company, unless the company:

●

has ceased to be a shell company;

●

is subject to the Exchange Act reporting obligations;

●

has filed all required Exchange Act reports during the preceding twelve months; and

●

at least one year has elapsed from the time the company filed with the SEC, current Form 10 type information reflecting its status as an entity that is not a shell company.

Because we were previously classified as a “shell” company, stockholders who currently hold restricted shares of common stock, would not be able to rely on Rule 144 until one year after we ceased to be a shell company and filed with the SEC adequate information that we are no longer a shell company. On December 17, 2013, we filed a Form 8-K Current Report announcing that the company completed the Acquisition Agreement and that we were no longer considered a shell company.  The information included in the Form 8-K was intended to be adequate information that would otherwise be included in a registration statements.  Accordingly, our stockholders, both affiliates and non-affiliates, would be eligible to use Rule 144 after December 17, 2014, one year from the initial filing of the Form 8-K.

We cannot predict the effect any future sales under Rule 144 may have on the market price of our common stock, if a market for our shares develops, but such sales may have a substantial depressing effect on such market price.

DIVIDEND POLICY

We have never declared cash dividends on our common stock, nor do we anticipate paying any dividends on our common stock in the future.

THE OFFERING – PLAN OF DISTRIBUTION

Commencing the date of this prospectus, selling stockholders identified herein may offer and sell up to 501,000 shares of our common stock. Selling stockholders will initially offer their shares at $0.10 per share until such time as the shares are approved for and quoted on the OTCQB or other trading market. Thereafter, the shares will be offered at market prices, if a market develops, or at privately negotiated prices. There is currently no trading market or quoted price for our stock. The above offering price has been arbitrarily determined without any relation to factors such as a value determination, price earnings ratio, book value, or any other objective criteria.

Contemporaneously with the filing of the registration statement, to which this prospectus relates, we will request that a broker-dealer submit an application to have our shares quoted on the OTCQB.  There can be no assurance that our common stock will be accepted by the OTCQB, or that an active market for the shares will be established.

The term "selling stockholders" includes pledges, transferees or other successors-in-interest selling shares received from the selling stockholders as pledges, assignees, and borrowers or in connection with other non-sale-related transfers. This prospectus may also be used by transferees of selling stockholders, including broker-dealers or other transferees who borrow or purchase the shares to settle or close out short sales. Selling stockholders will act independently of the company in making decisions with respect to the timing, manner and size of each sale or non-sale related transfer. We will not receive any of the proceeds from sales by the selling stockholders.

At such time when our shares are approved for quotation on the OTCQB, we expect selling stockholders will sell their shares primarily through the over-the-counter at prevailing market prices. Selling stockholders may sell, from time-to-time in, one or more transactions at or on any stock exchange, market or trading facility on which the shares are traded, or in private transactions. Sales may be made at fixed or negotiated prices, and may be affected by means of one or more of the following transactions, which may involve cross or block transactions:

●	Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	transactions in which broker-dealers may agree with one or more selling stockholders to sell a specified number of such shares at a stipulated price per share;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

●	a combination of any of the above or any other method permitted pursuant to applicable law.

Selling stockholders may also sell shares under existing exemptions under the Securities Act, such as Rule 144 if available, rather than under this prospectus. Each selling stockholder has the sole discretion to not accept any purchase offer or make any sale if they deem the purchase price to be unsatisfactory at a particular time. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution.

Broker-dealers engaged by selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser in amounts to be negotiated. Selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

In connection with sales of common stock or interests therein, selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales in the course of hedging the positions they assume. Selling stockholders may engage in short sales, puts and calls or other transactions in our shares or derivatives of our securities, and may sell and deliver shares in connection with these transactions.

Selling stockholders and broker-dealers or agents involved in an arrangement to sell any of the offered shares may, under certain circumstances, be deemed an "underwriter" within the meaning of the Securities Act. Any profit on such sales and any discount, commission, concession or other compensation received by any such underwriter, broker-dealer or agent, may be deemed an underwriting discount and commission under the Exchange Act. No selling stockholder has informed us that they have an agreement or understanding, directly or indirectly, with any person to distribute the common stock. If a selling stockholder notifies us that they have a material arrangement with a broker-dealer for the resale of their shares, we will be required to amend the registration statement, of which this prospectus is a part, and file a prospectus supplement to describe such arrangement.

We have agreed to pay all fees and expenses related to the registration of the common stock, including SEC filing fees. Each selling stockholder will be responsible for all costs and expenses in connection with the sale of their shares, including brokerage commissions or dealer discounts. We will indemnify selling stockholders against certain losses, claims, damages and liabilities, including certain liabilities under the Securities Act.

Common shares sold pursuant to this prospectus will be considered freely tradable in the hands of persons acquiring the shares, other than our affiliates.

Selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of our common stock by them. The foregoing may affect the marketability of such securities. To comply with the securities laws of certain jurisdictions, if applicable, the common stock will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.

Selling stockholders and others participating in the sale or distribution of the shares offered hereby, are subject to Regulation M of the Exchange Act. With certain exceptions, Regulation M restricts certain activities of, and limits the timing of purchases and sales of shares by, selling stockholders, affiliated purchasers and any broker-dealer or other person participating in the sale or distribution. Regulation M defines “distribution” as an offering of securities that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods. Under Regulation M, these persons are precluded from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security subject to the distribution until the distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of these limitations may affect the marketability of the shares offered hereby.

No selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

SELLING STOCKHOLDERS

We are registering the common stock offered for resale pursuant to this prospectus to afford selling stockholders the opportunity to sell their shares in a public transaction. Selling stockholders are hereby offering a total of up to 501,000 shares of our common stock. The table set forth below provides information regarding the beneficial ownership of the shares being offered for resale. Each selling stockholder’s percentage of ownership depicted below is based on 6.0 million shares outstanding as of the date of this prospectus. The table includes the number of shares owned beneficially by each selling stockholder, the number of being shares and that may be offered for resale pursuant to this prospectus, and the number of shares to be owned beneficially by each selling stockholder after the offering. The table has been prepared on the assumption that all the shares of common stock offered under this prospectus will be sold.

Of the 501,000 shares offered hereby, 225,000 shares (44.9%) are being offered by three stockholders considered to be Westgate affiliates as an officer, director, promoter or principal (5%) stockholders.  The amounts being offered by each of these stockholders are as follows:

Principal Stockholders

Shares Owned

Edward F. Cowle

75,000 shares

H. Deworth Williams

75,000 shares

Directors / Executive Officers

Geoff Williams

75,000 shares

In computing the number of shares beneficially owned by each selling stockholder and the percentage ownership of that selling stockholder, we have included all shares of common stock owned or beneficially owned by that selling stockholder. The selling stockholders may offer the shares for sale from time to time in whole or in part. Except where otherwise noted, the selling stockholders named in the following table have, to our knowledge, sole voting and investment power with respect to the shares beneficially owned by them.

Any or all of the securities listed below may be retained by any of the selling stockholders and, therefore, no accurate forecast can be made as to the number of securities that will be held by the selling stockholders upon termination of this offering. The selling stockholders are not making any representation that any shares covered by this prospectus will be offered for sale.

Beneficial Ownership Name	Number of Shares Owned	Number of Shares Being Registered	Number of Shares Owned After Offering	Percentage After Offering(1)
Tom Behan	8,000	8,000	0	0%
Brett Benson	8,000	8,000	0	0%
Judy Chapman	8,000	8,000	0	0%
Edward Cowle	2,000,000	75,000	1,925,000	32.1%
Robert Dansby	8,000	8,000	0	0%
Jill-Marie Dell	8,000	8,000	0	0%
Sherry Gould	8,000	8,000	0	0%
Jean Griffin	8,000	8,000	0	0%
Jo Juliano	8,000	8,000	0	0%
John S. Juliano	8,000	8,000	0	0%
Rose Mary Kelly	8,000	8,000	0	0%
Bernadette Ott	8,000	8,000	0	0%
Janis Patterson	48,000	48,000	0	0%
Andrea Ruzicka	8,000	8,000	0	0%	0%
Jim Ruzicka	8,000	8,000	0	0%
Rocky Smith	8,000	8,000	0	0%
Jeannie Snow	8,000	8,000	0	0%
Michelle Snow	8,000	8,000	0	0%
Ron Snow	8,000	8,000	0	0%
Jill Steeley	8,000	8,000	0	0%
Tom Walker	8,000	8,000	0	0%
Sharon Walter	8,000	8,000	0	0%
Tonya Wheeler	8,000	8,000	0	0%
Laura Wilkins	8,000	8,000	0	0%
Sandra Wilkins	8,000	8,000	0	0%
Amanda Williams	8,000	8,000	0	0%
Dave Williams	8,000	8,000	0	0%
Deworth Williams	684,000	75,000	609,000	10.2%
Geoff Williams	2,000,000	75,000	1,925,000	32.1%
Nate Williams	8,000	8,000	0	0%
Harry Winderman	60,000	20,000	40,000	.7%
Total		501,000	4,499,000	75.1%

  Notes to Table:

(1)

Based on 6,000,000 shares issued and outstanding.

CAPITALIZATION

The following table sets forth our actual capitalization at December 31, 2014 and March 31, 2015. This table should be read in conjunction with the financial statements and the notes thereto included elsewhere in this prospectus.

	December 31, 2014	March 31, 2015
		(Unaudited)
Common stock: 20,000,000 shares authorized,
Par value of $0.00001; 6,000,000 shares issued and outstanding	$ 60	$ 60

Additional paid-in capital	47,657	49,157

Accumulated deficit	(199,225)	(210,172)

Total stockholders’ deficit	$ (151,508)	$ (160,955)

LEGAL PROCEEDINGS

From time-to-time, we may be involved in various claims, lawsuits, and disputes with third parties incidental to the normal operations of the business. As of the date of this prospectus, we are not aware of any material claim, lawsuit or dispute with a third party or regulatory proceeding that would have any material effect on our company.

BUSINESS

Company Background

History

Westgate Acquisitions Corporation was organized on September 8, 1999 in the State of Nevada and, since inception, has been engaged in investigating prospective business opportunities with the intent to acquire or merge with one or more businesses. On November 30, 1999, the company filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 to register the company’s outstanding common stock.  The registration statement was subsequently abandoned. On February 6, 2008, the company filed a registration statement on Form 10 of the Securities Exchange Act of 1934 to become a reporting company under that Act.

On December 12, 2013, we finalized the acquisition of certain mining and/or mineral claims and/or leases located in the New Mexico Principal Meridian, Lincoln County, New Mexico, referred to herein as the “Claims”. Following the acquisition of the Claims, we have become engaged in the mineral exploration business. We are classified or considered an exploration stage mining company, defined as a company engaged in the search for mineral deposits or reserves of precious and base metal targets that is not in either the development or production stage.

Our principal executive offices are presently located at 2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109 and our telephone number is (801) 322-3401.

Current Business

All of our Claims are located in the State of New Mexico. We are developing a plan to commence an exploration program for possible of deposits of rare earth elements on the Claims.  Rare earth elements are essential for a diverse and expanding array of high-technology applications and for many current and emerging alternative energy technologies, such as electric vehicles, energy-efficient lighting, and wind power.  Examples of products that use rare earth elements are computer hard drives, smart phones, TV screens and wind turbines.  Rare earth elements are also critical for a number of key defense systems such as lasers, radar, missile-guidance systems and other electronics. Management anticipates that the company will need to secure adequate funding to develop and implement an exploration program. There can be no assurance that we will be able to secure the necessary funding to fulfill our goals, or that any future funding will be available on terms favorable to the company, or at all.

We own and control a 100% interest in 8 BLM mineral lease claims, consisting of approximately 160 acres located in Sections 15, 16, 21, 22, T 8 S, R 15 E, in the New Mexico Principal Meridian, Lincoln County, New Mexico. We intend to conduct exploration in phases and primarily explore for rare earth mineralization deposits and possibly for gold and silver.  Title to the Claims has been assigned to Westgate. We have engaged the services of Jesse Jennings, independent geologist, to conduct preliminary studies on the property. There can be no assurance that a commercially viable mineral deposit exists on our property or at all.  Extensive exploration will be required before we can make a final evaluation as to the economic and legal feasibility of any potential deposit.

Industry Background

Rare Earth Elements

Rare earth elements are comprised of a group of 15 naturally occurring metallic chemical elements consisting of the 14 lanthanide elements and yttrium. Rare earths are not commonly found in commercially exploitable concentrations and are difficult to mine. Typical uses or rare earth elements are as components in computers, cell phones, TV screens, LED lights, fiber optics, wind turbines, fuel cells and many other specialty technologies and defense and military applications. Rare earths share many similar properties and tend to occur together in geological deposits in varying concentrations. The principal mineral sources for rare earth elements are bastnasite, monazite, ion-absorption clays and loparite.

Rare earth elements are divided into two categories, light rare earth elements, including lanthanum, cerium, praseodymium, neodymium, samarium and europium, and the heavy rare earth elements including gadolinium, terbium, dysprosium, holmium, erbium, thulium, ytterbium, lutetium and yttrium. Heavy rare earth deposits have a lower concentration of light rare earth elements with a significantly higher percentage of heavy rare earth elements. Although light rare earth elements tend to be more abundant, one light rare earth element, neodymium, and four heavy rare earth elements, europium, terbium, dysprosium and yttrium, are in short supply and are referred to as "critical rare earth elements". Oxides produced from processing rare earth elements are commonly referred to as rare earth oxides.

Rare earth elements are used as components in high technology and green energy related products.  The most common uses in the U.S. are for automobile catalysts and petroleum refining catalysts and as phosphors in color television and flat panel displays, cell phones, portable DVDs, and laptops. Other popular uses include permanent magnets and rechargeable batteries for hybrid and electric vehicles and medical devices. Rare earth elements are also important in defense applications such as jet fighter engines, missile guidance systems, anti-missile defense systems, and satellite and communication systems. Permanent magnets containing neodymium, gadolinium, dysprosium, and terbium are used in numerous electrical and electronic components and new-generation generators for wind turbines.

Global rare earth element supply is dominated by China, which produced nearly 86% of the world’s rare earth element output in 2013, according to the Industrial Minerals Company of Australia Pty Ltd (IMCOA) and Curtin University. During the past eight years China has reduced its export quotas for rare earth elements by approximately 57% and increased related export taxes.   Pricing for rare earth elements has been volatile for several years due to a number of factors such as recent global financial crisis, a contraction by China of rare earths it allowed for export beginning in 2010, and China's efforts to institute stronger environmental reforms in its rare earth industry. We believe that global supply and demand for rare earth elements to be approximately in balance in 2015 due to continued increases in non-Chinese production that is expected to slightly offset reduced exports from China.

Exploration Properties

Terrain

Our mineral lease properties are located 7 miles northeast of Capitan in Lincoln County, New Mexico (the “Capitan Property”). The terrain is moderate rolling to steep and made up of gentle rising hills and ridges.  The area is lightly vegetated with grass, juniper and several species of cactus. Outcrop composes approximately 40% of the claim block, with the remainder composed of loose talus, dirt and cobble sized cover. The elevation varies from 6500 feet on the east and southeast, to nearly 8200 feet in the north and northwest

All of our claims are located in four blocks in a semi-remote area with no infrastructure in place.  The only access to the properties is by historic gravel or dirt roads and trails.  There is no current access to water or power, although we do not foresee a need during the first phases of exploration.  Typically, all contract personnel carry their own water and have portable generators for their operations, including second phase drill programs.  Drilling operators supply tanker trucks for their water needs.

In the event a promising mineral formation is discovered as a result of our exploration programs, significant additional funding would be necessary to proceed.  In order to satisfy this need, we anticipate seeking a strategic partnership or joint venture with a much larger mining company in order to fund additional heavy exploration drilling, feasibility studies and establishing mining operations. A feasibility study would detail the costs to provide all infrastructure including, but not limited to, pumping water from underground sources or building lakes to hold such water needs, building electrical lines to the area for needed power or using stand alone large generator systems to provide necessary power. It is our intent to remain an exploration company and to seek a partner to further develop and operate our properties.  Presently, there can be no assurance that we will discover minerals in a commercially viable amount or that we would be able to secure a strategic partner to provide necessary funding to become operational.

Regulatory Requirements

In order to maintain the company’s claims and/or leases, we must make annual maintenance fee payments to the Bureau Land Management (“BLM”) and State of New Mexico, due the 1st of September of each year.  Payment to the BLM is $155 per claim. We currently own 8 BLM mineral leases.

Phase One of our exploration program, completing a preliminary geological report on our BLM mineral lease claims, requires no permits or bonding, provided there is no surface land disturbance of more than one-third acre.  Phase Two, provided preliminary geological reports are favorable, will proceed with a drill program to confirm mineralization on these target areas from the surface to depth.  If initial core samples show evidence of rare earth mineralization, a geological, grid maps will be produced to lay out an extensive drill program to define a potential mineable ore body.  Phase Two will require an “Access and Land Use Permit” from the BLM and State of New Mexico.  Generally, this will require about 30 days for the filing process and cost approximately $12,000 for a bond to assure the reclamation of the subject areas.  We anticipate that processing the paperwork for the permit and securing the requisite bond can be completed during the first half of 2015 so that the permits can be in place to begin Phase Two during the second half of 2015.

Maps of Properties

The follow are maps (figure 1) and pictures of the company’s properties.

DeLORME

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# MINING CLAIM MAP

## CAP 3-12, 14-16 Lode Mining Claims

Located in Sections 15,16,21,22,23,26, and 27, T8S R15E, New Mexico Principal Meridian Lincoln County New Mexico

The type of corner and location monuments used: 2"x2" wooden posts

Locator:
USRE
2681 Parleys Way Ste 204
Salt Lake City UT 84109

Located: May 2010

Data use subject to license.
© 2004 DeLorme. XMap®/GIS Editor.
www.delorme.com

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Property Location and History:

The Capitan Property is situated on approximately 160 acres located 7 miles northeast of Capitan, in Lincoln County, New Mexico, in Sections 15, 16, 21 and 22, Township 8 South, Range 15 East, New Mexico Principal Meridian. The property consists of 8 lode mining claims, CAP 3-10. The claims block is located on public land under the administration of the USFS. The Capitan Property is bounded by state and private land to the south. (Figure 1 property map). A history of mining is associated with the area. Historic mines are found throughout Lincoln and adjoining counties. It should be noted that we have no known mineral reserves and our initial studies of the Claims is exploratory in nature.

Geology:

The Capitan Mountains are an East-West trending range composed of Alaskite, an alkaline feldspar granitoid, which hosts thorium rich mineralization in the form of Thorite. (Griswold, 1959). The claim block is generally underlain by relatively homogeneous Alaskite, which in field sample is off white to pink, fine to medium grained rock, primarily composed of plagioclase with minor quartz and biotite, Mineralization occurs in the form of veins and zones hosted in the Alaskite country rocks.

We have engaged Jesse Jennings, independent geologist to stake our Claims and perform preliminary geologic assessment of the Capitan Property. Geologic work will include vein identification and mapping, representative outcrop and float sampling, vein rock assaying using Radiation Solutions RS-125, and mapping of structural and lithologic details. Jesse Jennings made an initial study of the property in 2010. Those preliminary findings showed that veins are recognizable in hand specimen and via scintillometer readings. The veins are randomly oriented throughout the claim block, and range from less than 1 cm to over 1.5 m width, and a strike length of and from 10cm to 10 meters.  Zones of radioactivity were identified using the scintillometer only, as there was no outcrop. These zones could possibly represent a buried vein or the complete erosion of a thorium rich vein and assimilation into the surrounding country rock. Field assay results were representative of the contacts between the host rock which was generally non-radioactive, and the distinct secondary intrusive suite of thorite bearing veins.  Nineteen rock samples were collected and are representative of the vein extent on the Capitan Property.  Preliminary assay results indicated a presence of Uranium and Thorium, although these results should not be considered conclusive.

Planned Exploration in 2015

Because we currently lack the requisite funds to fully explore our mineral claims, we will have to obtain additional funding to complete our business plan.  In order to raise capital, the most likely method available to us would be the private sale of securities.  Because we are an exploration stage company, it is unlikely that we could make a public sale of securities or be able to borrow any significant sum from either a commercial or private lender.  There can be no assurance that we will be able to obtain additional funding when and if needed, or that such funding, if available, can be obtained on acceptable terms.  It may be necessary for officers, directors or principal stockholders to advance funds and we intend to hold expenses to a minimum and accrue expenses as possible until such time as adequate funding is secured. Further, directors and officers will defer any compensation until such time as our business warrants and adequate funds are available.  As of the date hereof, we have not made any arrangements or definitive agreements for additional funding.

We do not intend to hire employees in the immediate future, with the possible exception of part-time clerical assistance on an as-needed basis.  Outside advisors or consultants will be used only if they can be obtained for minimal cost or on a deferred payment basis.  Management is confident that we will be able to operate in this manner during the next twelve months.

In the event our exploration program is successful and an ore body is discovered, significant additional funding would be necessary to proceed.  In order to satisfy this need, we anticipate seeking a strategic partnership or joint venture with a much larger mining company in order to fund additional heavy exploration drilling, feasibility studies and establishing mining operations. A feasibility study would detail the costs to provide all infrastructure including, but not limited to, pumping water from underground sources or building lakes to hold such water needs, building electrical lines to the area for needed power or using stand-alone large generator systems to provide necessary power. It is our intent to remain an exploration company and to seek a partner to further explore and operate our properties.  Presently, there can be no assurance that we will discover minerals in a commercially viable amount or that we would be able to secure a strategic partner to provide necessary funding to become operational.

PLAN OF OPERATIONS

Phase One of our exploration plan is intended to define possible mineralized zones on our properties, which will further define potential drill targets. We will seek a mineral exploration report from a qualified, licensed geologist that will describe detailed exploration data, testing results and all other operations performed on the properties. Additionally, we will endeavor to create a definitive further exploration program with suggested costs to enter into and perform the next phase of the expected exploration.

We estimate that exploration expenditures to complete the initial phase will be approximately $21,000. Each phase of our proposed exploration will be assessed to determine whether the results warrant further work. If exploration results on the initial phases do not warrant drilling or further exploration, we will suspend operations on the property. We will then explore the possibility of seeking additional exploration properties and additional funding with which to conduct the work. In the event that we are unable to obtain additional financing or additional properties, we may not be able to continue active business operations.

Historically, we have incurred operating losses and will not be able to exist indefinitely without securing additional operating funds. In the view of our independent auditors, we require additional funds to maintain our operations and these conditions raise substantial doubt about our ability to continue as a going concern.

Our plan of operations reflects the company’s objectives and anticipated growth for the next 12 months and beyond, identifying cash requirements to fulfill business objectives.  We will need to raise additional funds during the next 12 months to complete our exploration commitments and to pay for general business expenses. We believe current funds on hand are sufficient to complete requisite initial geological reports as well as cover general and administrative expenses for at least the next three months. We will need to raise a minimum of $21,000 to complete Phase One and an additional $15,000 for Phase Two. If the initial exploration program identifies a mineral deposit, we will likely need up to an additional $50,000 during to complete the next phase, including drilling and engineering studies, to determine the commercial viability of the deposits. We intend to explore possible private equity and/or debt financing to raise additional fund, although no definitive plan has been formulated and there can be no assurance that we will be able to realize the additional funds. If we are unable to raise necessary funds for this work, we would be unable to proceed, even if a mineral deposit is discovered.

We anticipate that exploration on our properties will be conducted as Phase One and Phase Two. We are considered an exploration stage company and have no known mineral reserves and preliminary studies of our Claims will be exploratory in nature.

Phase One

Goal:  Review existing work and literature, check filing status (county, BLM), property visit, Geochem sampling grid pattern for target identification and comprehensive property assessment. Prepare preliminary geology map, develop and complete plan of operation for next phase.

Phase One – Estimated Exploration Costs:

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Office: Publication review, filing review, phone work. Geologist 6 hrs.

$     450

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Field: 10 days

-Geologist + Field Assistant. [geo - $500/day, tech-$300/day for 10 days

$  8,000

-Lodging [2 rooms, 8 nights]

$  1,100

-Flights [two round trip avg.]

$  1,200

-Contingency

$  1,000

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Supplies

-Truck Rental [10 days at avg. of $175/day]

$  1,750

-ATV Rental [10 days at $100/day]

$  1,000

-Analytical tools [xrf, scintillometer, etc.]

$  1,000

-Sample bags [rock and soil geochem bags]

$     100

-Miscellaneous supplies [as needed]

$     400

•

Analysis

-Blanks and Standards [1 blank, 2 standards]

$     250

-Shipping costs [to lab or return]

$     250

-Analysis [300 samples at $10/sample]

$  3,000

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Reporting and Research

-Report final, Phase One

-Geology report

-Updated maps

-Assay data plotted/contoured

-Data base completed

-Geologist, office time [20 hrs.]

$  1,500

TOTAL Phase One

$21,000

Phase Two

Goal:  Based on Phase One results, refine targets, locate and perform mechanical trenching and/or exploratory drilling, obtain metallurgical samples for milling and processing tests. Complete geological and geochemical mapping based on new trench results and ground time. Rank targets, investigate mills, processing options and waste rock issues. Complete all needed permitting for sampling, trench work, access, water discharge, environmental and related tasks. Prepare and deliver final geologic map and comprehensive report.

Phase Two – Estimated Exploration Costs:

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Field

-Mechanical trenching [1000 ft.]

-Geologist and assistant [3 days at $800/day] **

$  2,700

-Geological mapping and map production

-Geologist [5 days at $500/day] **

$  2,500

-Sampling

-Further infill sampling based on Phase One results

$     500

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Supplies

-Trackhoe rental, Kubota KX91 or equivalent

[6 days at $300/day]

$  1,800

-Sampling supplies [as needed]

$     400

-Truck Rental [10 days at avg. of $175/day]

$  1,750

-ATV Rental [10 days at $100/day]

$  1,000

-Contingency [10%]

$  1,100

•

Analysis

- Analysis [150 samples at $10/sample]

$  1,500

-Shipping

$     250

•

Reporting and Finalization

-Final property report

-Maps in original and digital format

-Comprehensive database of work results to date

-Geologist and assistant

$  1,500

TOTAL Phase Two

$15,000

Our total exploration expenditures for Phase One and Phase Two are expected to be approximately $36,000. We currently have approximately $13,000 in available funds, moat of which will be used for initial geological reports and administrative. Each phase of our proposed exploration will be assessed to determine whether the results warrant further work. If exploration results on the initial phases do not warrant drilling or further exploration, we will suspend operations on the property. In that event we would likely seek additional exploration properties and additional funding with which to conduct the work. In the event that we are unable to obtain additional financing or additional properties, we may not be able to continue active business operations.

Historically, we have incurred operating losses and will not be able to exist indefinitely without securing additional operating funds. In the view of our independent auditors, we require additional funds to maintain our operations and these conditions raise substantial doubt about our ability to continue as a going concern.

We will not be conducting any product research or development over the next 12 months and do not expect to purchase any plant or significant equipment during that time. We do not have employees and do not expect add employees over the next 12 months, except for possible consultants and part-time clerical help. We anticipate that our current management team will satisfy our requirements for the foreseeable future.

Competition

The exploration for and exploitation of mineral reserves is highly competitive with many local, national and international companies in the marketplace. We must ultimately compete against several established companies in the industry that are better financed and/or who have closer working relationships with productive mining companies. If exploration results indicate promising mineralization prospects, we will most likely seek a strategic relationship with a more established and larger mining company to provide assistance in developing our property into production. We have not entered into any agreements with any third parties to further exploration or produce any minerals from our property, nor have we identified any potential partners in that regards, nor is there any assurance we will be able to secure such agreements. If we are unable to identify and/or partner with any third parties to assist us in attaining production grade minerals, we will likely be unsuccessful in producing any such minerals.

Government Regulation

Because we are engaged in mineral exploration activities, we are exposed to many governmental and environmental risks associated with our business. We are currently in the initial exploration stages and management has not determined whether significant site reclamation costs will be required in the future.

Environmental and other government regulations at the federal, state and local level may include:

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surface impact;

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water acquisition and treatment;

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site access;

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reclamation;

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wildlife preservation;

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licenses and permits; and

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maintaining the environment.

Regulatory compliance in the mining industry is complex and the failure to meet and satisfy various requirements can result in fines, civil or criminal penalties or other limitations.

In the event we are able to secure funding necessary to implement a bona fide exploration program, we will be subject to regulation by numerous governmental authorities. In order to maintain our claims, we must make annual payments to the BLM and the State of New Mexico.  If we proceed to second phase drilling, we must secure an Access and Land Use Permit. Subsequently, operating and environmental permits will be required from applicable regulatory bodies using technical applications filed by us. The failure or delay in obtaining regulatory approvals or licenses will adversely affect our ability to explore our property and otherwise carry out our business plan.

Any exploration or production on United States Federal land will have to comply with the Federal Land Management Planning Act, which has the effect generally of protecting the environment. Any exploration or production on private property, whether owned or leased, will have to comply with the Endangered Species Act and the Clean Water Act. The costs of complying with environmental concerns under any of these acts vary on a case-by-case basis. In many instances the cost can be prohibitive to development. Environmental costs associated with a particular project must be factored into the overall cost evaluation of whether to proceed with the project.

There are no costs to us at the present time except for annual fee payments related to the claims and reclamation bonding requirements of the Bureau of Land Management in connection with compliance with environmental laws. However, because we anticipate engaging in natural resource projects, these costs could occur at any time and the potential liability extensive.

Trademarks and Copyrights

We do not own any patents, trademarks or copyrights.

Employees

We presently do not have any employees and do not anticipate adding employees until our business operations and financial resources so warrant. We consider our current management to be sufficient to satisfy our requirements for the foreseeable future. Our exploration program will be contracted to independent, qualified engineering and consulting firms.

Facilities

We currently use as our principal place of business the business office of our President and director, Geoff Williams, in Salt Lake City, Utah. We have no written agreement and currently pay no rent for use of the facilities. At such time as our business warrants and we have sufficient funds, we will likely secure commercial office space from which to conduct business. We have no current plans to secure such commercial office space.

Employee Stock Plan

We have not adopted any kind of stock or stock option plan for employees at this time.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.

Results of Operations

We are an exploration stage company reflecting the acquisition of certain mining and/or mineral claims in December 2013.  Ongoing operating expenses, including preparing and filing reports with the SEC, have historically been paid for by stockholder advances.  We believe that necessary funds to maintain corporate viability will most likely be provided by officers, directors or principal stockholders or from private sales of securities, either debt or equity.  However, there is no assurance that we will be able to realize such funds on terms favorable to the company, or at all.

For the three months ended March 31, 2015 compared to the three months ended March 31, 2014.

Westgate has not recorded revenues since inception.  During the three-month period ended March 31, 2015 (“first quarter”), we incurred a net loss of $10,947 compared to a $5,118 loss during the first quarter of 2014.  The increased net loss was due primarily to an increase in general and administrative expenses from $2,654 for the first quarter of 2014 to $8,018 for the 2015 period, reflecting an increase in professional services.  Additionally, interest expense increased from $2,464 for the first quarter of 2014 to $2,929 for the first quarter of 2015, due to increased loans from stockholders.

For the fiscal year ended December 31, 2014 compared to the fiscal year ended December 31, 2013.

We incurred a net loss of $40,568 for the year ended December 31, 2014, compared to a loss of $24,055 for the year ended December 31, 2013.  We have a cumulative net loss of $199,225 since inception through December 31, 2014.  The increase in net loss for 2014 is primarily due to the increase in general and administrative expenses from $25,937 in 2013 to $29,333 in 2014, attributed to an increase in professional expenses for accounting and legal fees related to our requisite periodic filings with the SEC and the Blue Cap transaction. Also in 2014, interest expense increased to $11,253 compared to $7,696 in 2013, due to an increase in notes payable to related parties and the accompanying increase in accrued interest. The increased loss in 2014 also reflects a gain on forgiveness of debt of $9,595 recorded in 2013 that partially offset the 2013 loss.

Liquidity and Capital Resources

At March 31, 2015, we had total assets consisting of cash of $17,023, compared to cash of $16,002 at December 31, 2014 and cash of $25,021 at December 31, 2013.  The decreases in cash at year end 2014 and the first quarter of 2015 were due to the payment of ongoing operating expenses.  Our funds have been derived from stockholder loans.

At March 31, 2015, we had total current liabilities of $177,978, compared to current liabilities of $167,510 at December 31, 2014 and $141,942 at December 31, 2013.  The increase in liabilities at March 31, 2015 is primarily attributed to ongoing professional fees and additional loans from stockholders. At March 31, 2015 we had a note payable - related party of $119,793 compared to $117,719 at December 31, 2014 and $99,886 at December 31, 2013, reflecting new loans from stockholders.  Accrued interest on the related party note payable increased from $29,263 at December 31 2013 to $40,516 at December 31, 2014 and $43,445 at March 31, 2015, the result of ongoing interest on the debt.  Also, accounts payable decreased from $12,793 at December 31, 2013 to $9,275 at December 31, 2014, but increased to $15,215 at March 31, 2015, attributed to ongoing professional expenses. Expenses incurred during the 2014 and 2013 fiscal years and first quarter of 2015 have been paid for by stockholders.

Because of our limited cash reserves and no operating revenues, we anticipate that for the immediate future we will need to continue to rely on stockholder loans to pay ongoing expenses until such time as we can successfully find a source of outside funding. There is no assurance that our stockholders will continue indefinitely to provide additional funds or pay our expenses.  It is most likely the only other source of funding future operations will be through the private sale of securities, either equity or debt.

At March 31, 2015, we had a stockholders’ deficit of $210,172 compared to a stockholders' deficit of $199,225 at December 31, 2014 and $116,921 at December 31, 2013.  The increase in stockholders' deficit is attributed to ongoing business expenses, particularly legal and accounting expenses, and increases in notes payable-related party and the interest thereon.

         We believe we have sufficient funds to carry on general operations for the next three months. We expect that we will need to raise additional funds, most likely from the sale of securities or from stockholder loans, to be able to execute phase one of our exploration program. We may not be successful in our efforts to obtain equity financing to carry out our business plan and there is doubt regarding our ability to complete our planned exploration program.  We estimate that cash requirements to execute phases one and two of our exploration program through the end of 2015 will be $86,000.

Net Operating Loss

We have accumulated a net operating loss carryforwards of approximately $77,592 as of December 31, 2014.  This loss carry forward may be offset against future taxable income through the year 2034.  The use of these losses to reduce future income taxes will depend on the generation of sufficient taxable income prior to the expiration of the net operating loss carryforwards.  In the event of certain changes in control, there will be an annual limitation on the amount of net operating loss carryforwards that can be used.  No tax benefit has been reported in the financial statements for the year ended December 31, 2014 or the three-month period ended March 31, 2015 because it has been fully offset by a valuation reserve.  The use of future tax benefit is undeterminable because we presently have no operations.

Plan of Operation

On December 12, 2013, we finalized the acquisition of certain mining and/or mineral claims and/or leases located in Lincoln County, New Mexico. Accordingly, we are classified or considered an exploration stage mining company, which is defined as a company engaged in the search for mineral deposits or reserves of precious and base metal targets, which are not in either the development or production stage. We have no known mineral reserves on our properties and our proposed preliminary studies of the Claims is intended to be exploratory in nature.

Our current plan of operation reflects our objectives and anticipated growth for the next 12 months and beyond, identifying cash requirements to fulfill our business objectives.  We will need to raise additional funds during the next 12 months to complete our exploration commitments and to pay for general business and operating expenses. We believe current funds are sufficient to complete requisite initial geological reports as well as cover general and administrative expenses for at least the next three months.  However, we estimate that we will need up to an additional $86,000 during the next twelve months to complete the two phases of exploration and to commence an exploratory drilling program.  Management plans to explore a possible private placement of our securities and/or debt financing to raise the additional fund, although no definitive plan has been formulated and there can be no assurance that we will be able to realize the necessary funds.

If we are able to complete our planned initial exploration programs and successfully identify a mineral deposit, we will need substantial additional funds for drilling and engineering studies to determine whether any identified mineral deposit is commercially viable. If we are unable to raise additional funds for this work or secure a strategic partner, we would be unable to proceed, even if a mineral deposit is discovered and is believed to be commercially viable.

Our business plan calls for exploration on our properties to be conducted as Phase One and Phase Two. Total exploration expenditures for Phase One and Phase Two are expected to be approximately $36,000. We currently have approximately $13,000 in available funds. Management will assess each phase of our proposed exploration to determine whether the results warrant further work. If exploration results on the initial phases do not warrant drilling or further exploration, we will most likely suspend operations on the property. In that event, we would need to seek additional exploration properties and additional funding with which to conduct the work. If we are unable to obtain additional financing or additional properties, we may not be able to continue active business operations.

Historically, we have incurred operating losses and we will not be able to exist indefinitely without securing additional operating funds. In the view of our independent auditors, we will require additional funds to maintain operations and these conditions raise substantial doubt about our ability to continue as a going concern.

We do not anticipate conducting any product research or development over the next 12 months. Also, we do not expect to make any major equipment purchasers or make any significant capital expenditures in the immediate future unless we have the necessary funds. We do not have employees and do not expect to add employees over the next 12 months, except for part-time clerical assistance on an as-needed basis and possibly engaging outside advisors or consultants as requisite funds are available. We anticipate that our current management team will satisfy our everyday operating requirements for the foreseeable future.

Because we currently have limited cash, it may be necessary for officers, directors or stockholders to advance funds and we will most likely accrue expenses until a funding can be accomplished. Management intends to hold expenses to a minimum and to obtain services on a contingency basis when possible.  Further, we expect directors to defer any compensation until such time as we have sufficient funds.  We have not yet entered into any arrangements or definitive agreements to use outside advisors or consultants or to raise any capital.

As it is most likely we will need to obtain outside financing, possibly the only method available would be the private sale of securities. It is unlikely that we could make a public sale of securities or be able to borrow any significant sum from either a commercial or private lender.  There can be no assurance that we will be able to obtain necessary additional funding when and if needed, or that such funding, if available, can be obtained on acceptable terms.

Inflation

In the opinion of management, inflation has not and will not have a material effect on our operations in the immediate future. Management will continue to monitor inflation and evaluate the possible future effects of inflation on our business and operations.

Off-balance Sheet Arrangements

We have no off-balance sheet arrangements.

Critical Accounting Policies

JOBS Act

The JOBS Act provides that, so long as a company qualifies as an “emerging growth company,” it will, among other things:

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be exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that its independent registered public accounting firm provide an attestation report on the effectiveness of its internal control over financial reporting;

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be exempt from the “say on pay” and “say on golden parachute” advisory vote requirements of the Dodd-Frank Wall Street Reform and Customer Protection Act (the “Dodd-Frank Act”), and certain disclosure requirements of the Dodd-Frank Act relating to compensation of its chief executive officer and be permitted to omit the detailed compensation discussion and analysis from proxy statements and reports filed under the Securities Exchange Act of 1934; and

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instead provide a reduced level of disclosure concerning executive compensation and be exempt from any rules that may be adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotations or a supplement to the auditor’s report on the financial statements.

It should be noted that notwithstanding our status as an emerging growth company, we would be eligible for these exemptions as a result of our status as a “smaller reporting company” as defined by the Securities Exchange Act of 1934.

Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have irrevocably elected not to take advantage of the benefits of this extended transition period and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of our present directors and executive officers.

Name	Age	Position Held

Geoff Williams	45	President, CEO and Director

Rachel Winn	44	Secretary/Treasurer and Director

We presently anticipate that we will consider new, qualified persons to become directors in the future, although no new appointments or arrangements have been made as of the date hereof.

All directors serve for a one-year term until their successors are elected or they are re-elected at the annual stockholders' meeting. Officers hold their positions at the pleasure of the board of directors, absent any employment agreement, of which none currently exists or is contemplated.

There is no arrangement, agreement or understanding between any of the directors or officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer. Also, there is no arrangement, agreement or understanding between management and non-management stockholders under which non-management stockholders may directly or indirectly participate in or influence the management of our affairs.

The business experience of each of the persons listed above during the past five years is as follows:

Geoff Williams.  Mr. Williams has served as a director, Chairman or President of Westgate since inception in September 1999. From 1994 to the present, Mr. Williams has been a representative of Williams Investments Company, a Salt Lake City, Utah financial consulting firm involved in facilitating mergers, acquisitions, business consolidations and financings.  Mr. Williams attended the University of Utah and California Institute of the Arts.  Mr. Williams also serves as our principal financial officer and principal accounting officer. Mr. Williams has served as President a director of Protect Pharmaceutical Corporation since February 14 2012 and also served as a director of U.S. Rare Earths, Inc. from November 29, 2011 to August 27, 2012.

Rachel Winn.  Ms. Winn was appointed a director and Secretary on October 3, 2012. Since May 1, 2009, she has been the assistant office manager at Williams Investment Company. Ms. Winn also serves as a Director on the Board of Directors of Red Mountain Inc. and Fortune Viniculture. Recently, she has assumed the responsibility of overseeing all secretarial services concerning Elite Engineering Solutions, and is the personal assistant to Shaun Wyllie, the company’s Director of Operations.

Ms. Winn graduated from East High school in 1988. She then went on to work at a Reservations Network in Park City, Utah from 1988 until 1991. Her duties included typing, filing, reception and property management. In 1991 she moved to Salt Lake City and worked in the food service industry at The Red Lion Hotel, Harris and David’s Café and The Other Place Restaurant. In 2005, Ms. Winn became the Client Services Coordinator at the law firm of Ray Quinney and Nebeker in Salt Lake City until 2007 when she accepted a position at Adult Beverage Control Systems, supervising the Northern portion of the Salt Lake Valley until 2009.  Ms. Winn has also served as Secretary and director of Protect Pharmaceutical Corporation since August 20, 2014.  Ms. Winn is the wife of Geoff Williams.

During the past ten years, none of our officers, directors or control persons has had any of the following events occur:

●

any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time;

●

any conviction in a criminal proceeding or being subject to a pending criminal proceeding, excluding traffic violations and other minor offenses;

●

being subject to any order, judgment or decree, not substantially reversed, suspended or vacated, of any court of competent jurisdiction, permanently enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking business; and

●

being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Committees of the Board of Directors

No director is deemed to be an independent director. Currently we do not have any standing committees of the board of directors. Until formal committees are established, our board of directors will perform some of the functions associated with a nominating committee and a compensation committee, including reviewing all forms of compensation provided to our executive officers, directors, consultants and employees, including stock compensation. The board will also perform the functions of an audit committee until we establish a formal committee.

Relationships and Related Party Transactions

       Except as set forth below, we have not entered into material transactions with any officer, director, nominee for election as director, or any stockholder owning greater than five percent (5%) of our outstanding shares, nor any member of the above referenced individuals' immediate family.

During the years ended December 31, 2014 and 2013 and three months ended March 31, 2015, Geoff Williams, our president and a director, contributed various administrative services to the company. These services include basic management and accounting services, and utilization of office space and equipment. The services have been valued at $6,000 for each of the years ended December 31, 2014 and 2013 and $1,500 for the three months ended March 31, 2015.

Prior to completion of the assignment agreement, the principal owners of Blue Cap owned approximately 59% of Westgate’s common stock.  Because of the related nature of the parties to the transaction, Westgate endeavored to conduct an independent investigation of Blue Cap and the Claims and research the merits and value of acquiring the Claims.

Westgate’s President, Geoff Williams, oversaw the investigation and consulted with outside advisors.  The company researched information and documents related to the Blue Cap Claims and consulted with other persons familiar with the properties and the industry.  Following the review of all available information, it was determined that the acquisition of the Claims presented a unique opportunity for the company.  We also believe that the acquisition was accomplished for a fair, negotiated consideration and was in the best interest of our stockholders.

None of our directors are deemed to be independent directors.  We do not have a compensation, audit or nominating committee, rather those functions are carried out by the board as a whole.

Executive Compensation

We have not had a bonus, profit sharing, or deferred compensation plan for the benefit of employees, officers or directors. We have not paid any salaries or other compensation to officers, directors or employees for the years 2014 and 2013 or the three months ended March 31, 2015. Further, we have not entered into an employment agreement with any of our officers, directors or any other persons and no such agreements are anticipated in the immediate future. We expect that directors will defer any compensation until such time as the company is in a better financial position and will strive to have the business opportunity provide their remuneration. As of the date hereof, no person has accrued any compensation.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of July 1, 2015, with respect to the beneficial ownership of our common stock and based on 6,000,000 shares outstanding:

●	each stockholder believed to be the beneficial owner of more than 5% of our common stock;

●	By each of our directors and executive officers; and

●	All of our directors and executive officers as a group.

For purposes of the following table, a person is deemed to be the beneficial owner of any shares of common stock (i) over which the person has or shares, directly or indirectly, voting or investment power, or (ii) of which the person has a right to acquire beneficial ownership at any time within 60 days after the date of this prospectus. “Voting power” is the power to vote or direct the voting of shares and “investment power” includes the power to dispose or direct the disposition of shares.

Name and Address

Amount and Nature of

  Percent

of Beneficial Owner

 Beneficial Ownership

 of Class(1)

     Directors and Officers

Geoff Williams *

2,000,000

33.3%

      5% Stockholders

Edward F. Cowle *

2,000,000

33.3%

Blue Cap Development Corp.(2)

1,000,000

16.7%

H. Deworth Williams

684,000

11.4%

All directors and officers

2,000,000

33.3%

   as a group (2 persons)

 *

Director and/or executive officer

Note:

Unless otherwise indicated, we have been advised that each person above has sole voting power over the shares indicated above.

(1)

Based upon 6,000,000 shares of common stock outstanding on July 1, 2015.

(2)

Blue Cap Development Corp. is a private Nevada corporation that is principally owned by H. Deworth Williams, who has voting and investment control over the company.

DESCRIPTION OF SECURITIES

Common Stock

Authorized and Outstanding

We are authorized to issue up to 20 million shares of common stock, par value $0.00001 per share, of which 6,000,000 shares are outstanding as of the date of this prospectus.

Voting Rights

Holders of our common stock have the right to cast one vote for each share of stock in their name on the company’s transfer records, whether represented in person or by proxy, on all matters submitted to a vote of stockholders, including election of directors. There is no right to cumulative voting in director elections. Except where a greater requirement is provided by statute, our articles of incorporation or bylaws, the presence in person or by proxy duly authorized, of one or more holders of a majority of the outstanding shares of our common stock constitutes a quorum for the transaction of business. The vote by the holders of a majority of outstanding shares is required to effect certain fundamental corporate changes such as liquidation, merger, or amendment of our articles of incorporation.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Preemptive Rights

Holders of our common stock are not entitled to preemptive rights, and no redemption or sinking fund provisions are applicable to our common stock. All outstanding shares of our common stock are, and the shares of common stock sold in the offering will when issued, be fully paid and non-assessable.

Transfer Agent

We have designated as our transfer agent Interstate Transfer Company, 1671 Roycroft Place, Suite C, Salt Lake City, Utah 84124.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that directors, officers and any person who acted at our request as an officer or director, will be indemnified by us to the fullest extent authorized by the corporate laws of Nevada, against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf if:

●	such person acted in good faith with a view to our best interests; and

●	in the case of a monetary penalty in connection with a criminal or administrative action or proceeding, such person had reasonable grounds to believe that his or her conduct was lawful.

Insofar as indemnification for liabilities arising under the Securities Act might be permitted to directors, officers or persons controlling our company under the provisions described above, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Leonard E. Neilson, Attorney at Law, 8160 South Highland Drive, Suite 104, Sandy, Utah 84093, telephone (801) 733-0800, has acted as our special legal counsel.

EXPERTS

Our financial statements for the fiscal years ended December 31, 2014 and 2013 appearing in this prospectus have been audited by Sadler, Gibb & Associates, L.L.C, independent certified public accountants, Salt Lake City, Utah.  Their report is given upon their authority as experts in accounting and auditing. Unaudited financial statements for the three-month period ended March 31, 2015 have been prepared by the company.

The project report on the Capitan Property was prepared by Jesse Jennings, Independent Geologist, in May 2010 at which time he was employed by Minex Exploration.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus was hired on a contingent basis, will receive a direct or indirect interest in Westgate, or has acted or will act as a promoter, underwriter, voting trustee, director, officer, or employee of our company.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC in accordance with its rules and regulations. This prospectus does not contain all of the information in the registration statement. For further information regarding both our company and the securities in this offering, we refer you to the registration statement, including all exhibits and schedules. You may inspect our registration statement, without charge, at the public reference facilities of the SEC’s Washington, D.C. office, 100 F Street, NE, Washington, D.C. 20549 and on its Internet site at http://www.sec.gov.

You also may request a copy of the registration statement and these filings by contacting Westgate Acquisitions Corporation electronically at: 2681 East Parleys Way, Suite 204, Salt Lake City, Utah 84109, telephone (801) 322-3406.

Upon the effectiveness of our registration statement, we will be subject to the informational requirements of the Securities Exchange Act of 1934 and will be required to file reports and other information with the SEC. These reports and other information may also be inspected and copied at the SEC’s public reference facilities or its web site.

WESTGATE ACQUISITIONS CORPORATION

December 31, 2014 and 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Westgate Acquisitions Corp

We have audited the accompanying balance sheets of Westgate Acquisitions Corp (the Company) as of December 31, 2014 and 2013 and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Westgate Acquisitions Corp as of December 31, 2014 and 2013, and the results of their operations and cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit of $199,225 as of December 31, 2014 which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sadler, Gibb & Associates, LLC

Salt Lake City, UT

March 30, 2015

WESTGATE ACQUISITIONS CORPORATION
Balance Sheets

ASSETS

	December 31,	December 31,
	2014	2013

CURRENT ASSETS

Cash	$16,002	$25,021

Total Current Assets	16,002	25,021

TOTAL ASSETS	$16,002	$25,021

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable	$9,275	$12,793
Accrued interest - related party	40,516	29,263
Note payable - related party	117,719	99,886

Total Current Liabilities	167,510	141,942

STOCKHOLDERS' DEFICIT

Common stock; 20,000,000 shares authorized,
at $0.00001 par value, 6,000,000 and 5,000,000
shares issued and outstanding, respectively	60	60
Additional paid-in capital	47,657	41,657
Deficit accumulated during the development stage	(199,225)	(158,638)

Total Stockholders' Deficit	(151,508)	(116,921)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$16,002	$25,021

The accompanying notes are an integral part of these financial statements.

WESTGATE ACQUISITIONS CORPORATION
Statements of Operations

	For the Years Ended
	December 31,
	2014	2013

REVENUES	$-	$-

EXPENSES

General and administrative	29,333	25,937

Total Expenses	29,333	25,937

LOSS FROM OPERATIONS	(29,333)	(25,937)

OTHER EXPENSES

Impairment of mining claims	-	(17)
Gain on forgiveness of debt	-	9,595
Interest expense	(11,253)	(7,696)

Total Other Expenses	(11,253)	1,882

LOSS BEFORE INCOME TAXES	(40,586)	(24,055)

PROVISION FOR INCOME TAXES	-	-

NET LOSS	$(40,586)	$(24,055)

BASIC AND DILUTED LOSS PER SHARE	$(0.01)	$(0.00)

BASIC AND DILUTED WEIGHTED AVERAGE
NUMBER OF COMMON SHARES
OUTSTANDING	6,000,000	5,049,315

The accompanying notes are an integral part of these financial statements.

WESTGATE ACQUISITIONS CORPORATION
Statements of Stockholders' Deficit

				Deficit
				Accumulated	Total
			Additional	During the	Stockholders'
	Common Stock		Paid-In	Development	Equity
	Shares	Amount	Capital	Stage	(Deficit)

December 31, 2012	5,000,000	$50	$35,650	$(134,583)	$(98,883)

Common shares issued for mining claims	1,000,000	10	7	-	17

Services contributed by shareholders	-	-	6,000	-	6,000

Net loss for the year ended
December 31, 2013	-	-	-	(24,055)	(24,055)

Balance, December 31, 2013	6,000,000	$60	$41,657	$(158,638)	$(116,921)

Services contributed by shareholders	-	-	6,000	-	6,000

Net loss for the year ended
December 31, 2014	-	-	-	(40,586)	(40,586)

Balance, December 31, 2014	6,000,000	$60	$47,657	$(199,225)	$(151,508)

The accompanying notes are an integral part of these financial statements.

WESTGATE ACQUISITIONS CORPORATION
Statements of Cash Flows

	For the Years Ended
	December 31,
	2014	2013

CASH FLOWS FROM
OPERATING ACTIVITIES

Net loss	$(40,586)	$(24,055)
Adjustments to reconcile net loss to net cash
used in operating activities:
Services contributed by shareholders	6,000	6,000
Expenses paid on Company's behalf
by a related party	17,833	8,000
Impairment of mining claims	-	17
Changes in operating assets and liabilities:
Change in accrued interest - related party	11,252	7,696
Change in accounts payable	(3,518)	2,293

Net Cash Used in
Operating Activities	(9,019)	(49)

CASH FLOWS FROM INVESTING ACTIVITIES	-	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from note payable - related party	-	25,070
Common stock issued for cash	-	-

Net Cash Provided by
Financing Activities	-	25,070

NET INCREASE IN CASH	(9,019)	25,021

CASH AT BEGINNING OF PERIOD	25,021	-

CASH AT END OF PERIOD	$16,002	$25,021

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-
Income Taxes	$-	$-

The accompanying notes are an integral part of these financial statements.

WESTGATE ACQUISITIONS CORPORATION

Notes to Financial Statements

December 31, 2014 and 2013

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Westgate Acquisitions Corporation (The Company) was organized on September 8, 1999, under the laws of the State of Delaware. The Company is a development stage company and has not commenced principle operations as of the balance sheet date.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Basic Loss per Common Share

Basic loss per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net income available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity. There are no such common stock equivalents outstanding as of December 31, 2014 and 2013.

Dividends

The Company has not adopted any policy regarding payment of dividends. No dividends have been paid during any of the periods shown.

Comprehensive Income

The Company has no component of other comprehensive income. Accordingly, net income equals comprehensive income for the period ended December 31, 2014 and 2013

Advertising Costs

The Company’s policy regarding advertising is to expense advertising when incurred. The Company had not incurred any advertising expense as of December 31, 2014 and 2013.

Cash and Cash Equivalents

For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Impairment of Long-Lived Assets

The Company reviews and evaluates long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable.  The assets are subject to impairment consideration under ASC 360-10-35-17 if events or circumstances indicate that their carrying amounts might not be recoverable.   When the Company determines that an impairment analysis should be done, the analysis will be performed using rules of ASC 930-360-35, Asset Impairment, and 360-10-15-3 through 15-5, Impairment or Disposal of Long-Lived Assets.

Income Taxes

The Company provides for income taxes under ASC 740, Accounting for Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax bases of assets and liabilities and the tax rates in effect when these differences are expected to reverse. The Company’s predecessor operates as entity exempt from Federal and State income taxes.

WESTGATE ACQUISITIONS CORPORATION

Notes to Financial Statements

December 31, 2014 and 2013

1.           SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

ASC 740 requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 39% to net the loss before provision for income taxes for the following reasons:

	December 31, 2014	December 31, 2013
Income tax expense at statutory rate	$ (15,829)	$ (9,381)
Contributed services	2,340	2,340
Impairment of mining claims	0	7
Change in valuation allowance	13,489	7,034
Income tax expense per books	$ -	$ -

Net deferred tax assets consist of the following components as of:

	December 31, 2014	December 31, 2013
NOL carryover	$ (77,592)	(61,764)
Contributed capital	18,408	16,068
Impairment of mining claims	7	7
Change in valuation allowance	59,177	45,689
Net deferred tax asset	$ -	$ -

Due to the change in ownership provisions of the Tax Reform Act of 1986, net operating loss carry forwards of $151,137 for federal income tax reporting purposes are subject to annual limitations. When a change in ownership occurs, net operating loss carry forwards may be limited as to use in future years.

Accounting Basis

The basis is accounting principles generally accepted in the United States of America.  The Company has adopted a December 31 fiscal year-end.

Stock-Based Compensation.

As of December 31, 2014, the Company has not issued any share-based payments to its employees.

The Company adopted ASC 718 effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of ASC 718. As of December 31, 2014 the Company had not recorded any stock-based compensation expense.

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had nor is not expected to have a material impact on the Company’s financial position or statements.

WESTGATE ACQUISITIONS CORPORATION

Notes to Financial Statements

December 31, 2014 and 2013

2.           GOING CONCERN

The accompanying financial statements have been prepared in conformity with generally accepted accounting principle, which contemplate continuation of the Company as a going concern.  However, the Company has an accumulated deficit of $199,225 as of December 31, 2014.  The Company currently has limited liquidity, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.

Management anticipates that the Company will be dependent, for the near future, on additional investment capital to fund operating expenses The Company intends to position itself so that it may be able to raise additional funds through the capital markets. In light of management’s efforts, there are no assurances that the Company will be successful in this or any of its endeavors or become financially viable and continue as a going concern.

 3.           NOTE PAYABLE-RELATED PARTY

As of December 31, 2014 and 2013, the Company had a note payable to a shareholder of $117,719 and $99,886, respectively. The note payable is unsecured, accrues interest at 10% per annum and is due upon demand. As of December 31, 2014 and 2013, the Company owes $40,516 and $29,263 of accrued interest to the related party, respectively.

4.          CONTRIBUTED SERVICES

During the years ended December 31, 2014 and 2013, a related-party has contributed various administrative services to the Company. These services include basic management and accounting services, and utilization of office space and equipment. These services have been valued at $6,000 for each of the years ended December 31, 2014 and 2013.

5.          SIGNIFICANT EVENTS

Pursuant to an agreement to acquire certain mining claims dated July 13, 2012, certain shareholders agreed to contribute 25,000,000 post-split (1,250,000 pre-split) shares of the Company’s common stock back to the Company, which the Company then cancelled. In addition, the Company authorized and consummated a forward stock-split of the Company’s issued and outstanding shares on twenty (20) shares to one (1) share basis. All references to common stock in these financial statements have been retroactively restated to incorporate the effect of this stock-split.  In addition to the cancellation of shares and the forward stock-split, the Company authorized the issuance of 1,000,000 post-split common shares as consideration of the claims to be acquired.  The claims are located in Socorro County, New Mexico.

On December 12, 2012 the purchase of the mining claims was consummated and the Company formally issued and released the 1,000,000 shares of common stock.  The mining claims were valued at the most recent cash sale price of the Company’s common stock of $0.00002 per share, resulting in a total value of $17.  On December 31, 2013 the Company determined indicators of impairment existed, and based on its cash flows assessment on that date, determined an impairment loss should be recorded in the amount of $17.

6.          SUBSEQUENT EVENTS

In accordance with SFAS 165 Company management reviewed all material events through the date of this report and there are no material subsequent events to report.

WESTGATE ACQUISITIONS CORPORATION
Condensed Balance Sheets

ASSETS

	March 31,	December 31,
	2015	2014
	(Unaudited)

CURRENT ASSETS

Cash	$17,023	$16,002

Total Current Assets	17,023	16,002

TOTAL ASSETS	$17,023	$16,002

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES

Accounts payable	$14,740	$9,275
Accrued interest - related party	43,445	40,516
Note payable - related party	119,793	117,719

Total Current Liabilities	177,978	167,510

STOCKHOLDERS' DEFICIT

Common stock; 20,000,000 shares authorized at $0.00001
par value, 6,000,000 and 5,000,000 shares issued and outstanding
at March 31, 2013 and December 31, 2012 respectively	60	60
Additional paid-in capital	49,157	47,657
Deficit accumulated during the development stage	(210,172)	(199,225)

Total Stockholders' Deficit	(160,955)	(151,508)

TOTAL LIABILITIES AND STOCKHOLDERS'
DEFICIT	$17,023	$16,002

The accompanying notes are an integral part of these condensed financial statements.

WESTGATE ACQUISITIONS CORPORATION
Condesnsed Statements of Operations
(Unaudited)

	For the Three Months Ended
	March 31,
	2015		2014

REVENUES	$-		$-

OPERATING EXPENSES

General and administrative	8,018		2,654

Total Operating Expenses	8,018		2,654

LOSS FROM OPERATIONS	(8,018)	-	(2,654)

OTHER EXPENSES

Impairment of mining claims	-		-
Gain on forgiveness of debt	-		-
Interest expense	(2,929)		(2,464)

Total Other Expenses	(2,929)		(2,464)

LOSS BEFORE INCOME TAXES	(10,947)		(5,118)

PROVISION FOR INCOME TAXES	-		-

NET LOSS	$(10,947)		$(5,118)

BASIC AND DILUTED LOSS PER SHARE	$(0.00)		$(0.00)

WEIGHTED AVERAGE
NUMBER OF COMMON SHARES
OUTSTANDING - BASIC AND DILUTED	6,000,000		6,000,000

The accompanying notes are an integral part of these condensed financial statements

WESTGATE ACQUISITIONS CORPORATION
Condensed Statements of Cash Flows
(Unaudited)

	For the Three Months Ended
	March 31,
	2015	2014

OPERATING ACTIVITIES

Net loss	$(10,947)	$(5,118)
Adjustments to reconcile net loss to net cash
used in operating activities:
Services contributed by shareholders	1,500	1,500
Expenses paid on Company's behalf
by a related party	2,074	2,015
Impairment of mining claims	-	-
Changes in operating assets and liabilities:
Change in accrued interest - related party	2,929	2,463
Change in accounts payable	5,465	(902)

Net Cash Used in Operating Activities	1,021	(42)

INVESTING ACTIVITIES	-	-

FINANCING ACTIVITIES

Proceeds from note payable - related party
Common stock issued for cash	-	-

Net Cash Provided by Financing Activities	-	-

NET DECREASE IN CASH	1,021	(42)

CASH AT BEGINNING OF PERIOD	16,002	25,021

CASH AT END OF PERIOD	$17,023	$24,979

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$-	$-
Income Taxes	$-	$-

The accompanying notes are an integral part of these condensed financial statements.

WESTGATE ACQUISITIONS CORPORATION

Notes to Financial Statements

March 31, 2015 and December 31, 2014

(Unaudited)

NOTE 1 – CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2015, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company’s December 31, 2014 audited financial statements.  The results of operations for the periods ended March 31, 2015 and 2014 are not necessarily indicative of the operating results for the full years.

NOTE 2 – GOING CONCERN

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

         NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

WESTGATE ACQUISITIONS CORPORATION

Notes to Financial Statements

March 31, 2015 and December 31, 2014

(Unaudited)

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements

The Company has evaluated recent accounting pronouncements and their adoption has not had or is not expected to have a material impact on the Company’s financial position or statements.

            NOTE 4 - RELATED PARTY TRANSACTIONS

The Company has recorded expenses paid on its behalf by shareholders as a related party note payable. The note bears interest at 10 percent, is unsecured and is due and payable upon demand. The balance of this payable totaled $119,794 and $117,719 at March 31, 2015, and December 31, 2014, respectively.  The balance in interest accrued on the note totaled $43,445 and $40,516 at March 31, 2015 and December 31, 2014, respectively.

NOTE 5 – CONTRIBUTED SERVICES

During the three months ended March 31, 2015 and 2014, a related-party has contributed various administrative services to the Company. These services include basic management and accounting services, and utilization of office space and equipment. These services have been valued at $6,000 annually or $1,500 for each period ended March 31, 2015 and 2014.

NOTE 6 – SUBSEQUENT EVENTS

In accordance with ASC 855-10 Company management reviewed all material events through the date of this report and determined that there are no material subsequent events to report.

Westgate Acquisitions Corporation

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.

Other Expenses of Issuance and Distribution

The estimated expenses of the offering, all of which are to be paid by us, are as follows:

Filing fee under the Securities Act of 1933

$      10

Accountants’ and audit fees and expenses

   7,500

Legal fees and related expenses

  20,000

Blue Sky fees and expenses

   1,500

Printing expenses

   1,000

Transfer agent fees

   1,000

Miscellaneous

      1,500

Total

$ 32,510

Item 14.

Indemnification of Directors and Officers

Nevada corporate law provides that the our corporation must indemnify any person who is, or is threatened to be made a party to, any pending or completed action suit or proceeding, whether civil or criminal, administrative or investigative, except an action by right of the corporation, by reason of the fact that the person, is or was a director, officer, employee or agent of the corporation. This indemnification includes attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person is not liable pursuant to Section 78.138 of the Nevada Revised Statutes or other applicable Nevada statute or law, or acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe the conduct was unlawful. Our corporation must indemnify officers, directors, employees, agents and other persons to the maximum extent permitted by the Nevada Revised Statutes.

Our bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the Nevada Revised Statutes.

The foregoing indemnification right shall not be exclusive of any other right that an indemnified person may have or hereafter acquire by statute, articles of incorporation, bylaws, agreement, stockholder vote or other means.

Item 15.

Recent Sales of Unregistered Securities

In consideration for the acquisition of mining claims on December 12, 2013, Westgate issued to Blue Cap Development Corp. 1,000,000 shares (post-split) of authorized, but previously unissued common stock.  The amount of shares was negotiated between the parties and the 1,000,000 shares represent 16.67% of Westgate’s total outstanding shares presently outstanding. The mining claims were valued at the most recent cash sale price of the company’s common stock of $0.00002 per share (post-split), resulting in a total value of $17.

The aforementioned 1,000,000 shares of common stock were issued in a private transaction to persons familiar with the business of Westgate and were known to the principals thereof, without registration under the Securities Act of 1933, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933. The shares of common stock are deemed “restricted securities” and certificates representing the securities bear an appropriate restrictive legend. Resale of these securities may be made only pursuant to an effective registration statement under the Securities Act or an appropriate exemption therefrom. The company believes that persons acquiring securities as set forth above, had direct contact with the company and/or possessed adequate information concerning the company and the requisite level of knowledge and sophistication to evaluate the merits of the company.  No form of solicitation document was used in the issuance of the shares. The securities are considered restricted securities and certificates representing shares of common stock must contain a legend restricting further transfer unless the shares are first registered or qualify for an exemption.

Item 16.

Exhibits and Financial Statement Schedules

(a)

The following exhibits are filed with this Registration Statement:

Exhibit No.

Exhibit Description

  3.1

Articles of Incorporation

  3.2

Certificate of Amendment – August 3, 2009

  3.3

Bylaws

  4.1

Instrument defining security holder rights – See Exhibit 3.1

  5.1

Opinion of Leonard E. Neilson, Attorney at Law, regarding legality of securities being registered

10.1

Assignment Agreement with Blue Cap Development Corporation

10.2

First Addendum to Assignment Agreement

23.1

Consent of Sadler Gibb & Associates, L.L.C., Independent Certified Public Accountants

23.2

Consent of Leonard E. Neilson, Attorney at Law (Included as part of Exhibit 5.1)

23.3

Consent of Jesse Jennings, Geologist

99.1

Project Report on Capitan Property

________________

Item 17.

Undertakings

We hereby undertake:

1.

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii)

To include any additional or changed material information on the plan of distribution.

2.

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be the initial bona fide offering thereof.

3.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference  into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Salt Lake City, State of Utah, on this 1st day of July 2015.

WESTGATE ACQUISITIONS CORPORATION

(REGISTRANT)

By:   /S/     GEOFF WILLIAMS

Geoff Williams

President, Chief Executive Officer

and Director

Principal Financial Officer

Principal Accounting Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

Signature

Title

Date

 /S/     GEOFF WILLIAMS

President, Chief Executive Officer,

July 1, 2015

Geoff Williams

and Director

Principal Financial Officer

Principal Accounting Officer

/S/     RACHEL WINN

Secretary / Treasurer and Director

July 1, 2015

Rachel Winn

32